Exhibit 10.2

LEASE AGREEMENT

Between

FAROS ACA RE LLC

and

CASTLE BIOSCIENCES, INC.

Unit 1, Nova Place Concourse, Pittsburgh, Pennsylvania

-i-
Castle Biosciences - Unit 1 - Nova Place

-ii-
Castle Biosciences - Unit 1 - Nova Place

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made as of the date of the last party to sign below (“Effective Date”) between FAROS ACA RE LLC, a Delaware limited liability company (“Landlord”) and CASTLE BIOSCIENCES, INC., a Delaware corporation (“Tenant”). Landlord and Tenant are sometimes individually referenced herein as “Party” and collectively as “Parties”.

Article I - Premises and Term

Section 1.1 - Description of Premises. The premises leased by Landlord to Tenant (“Premises”) are described as follows:

Floor Area of the Premises: Agreed to be 21,207 rentable square feet of space in the Unit, as hereinafter defined.

Diagram of Premises: The Premises are outlined on Exhibit A to this Lease.

Unit: The Premises are located in the condominium unit number 1 which consists of a building known as the Concourse Building, Nova Place, Pittsburgh, Pennsylvania (“Unit”) and is comprised of an agreed upon 472,455 rentable square feet. The Unit is more particularly described in the Plats and Plans of Nova Place Condominium recorded on August 2, 2017 with the Department of Real Estate in Allegheny County, Pennsylvania in Plan Book Volume 293, Page 138.

Land: The Premises and the Unit are located on a parcel of land described in the Deed dated May 28, 2019, effective June 3, 2019 and recorded on June 4, 2019 with the Department of Real Estate in Allegheny County, Pennsylvania in Deed Book Volume 17639, Page 306 (“Land”).

Property: At times hereafter the Unit and all other improvements thereon are collectively referred to as the “Property”.

Nova Place Condominium/Project: The development commonly known as Nova Place Condominium (formerly known as Allegheny Center), created by a Declaration of Condominium, made pursuant to the provisions of the Pennsylvania Uniform Condominium Act 68 Pa. C.S.A. §§3101 et. seq., as amended, dated July 27, 2017, with an effective date of July 31, 2017 and recorded on August 2, 2017 with the Department of Real Estate in Allegheny County, Pennsylvania in Deed Book Volume 16888, Page 128, including the Land, the buildings and all other improvements hereon are collectively referred to as “Nova Place” or the “Project”.

Notwithstanding anything to the contrary set forth in this Lease, Landlord and the Executive Board of the Condominium reserve the right from time to time to re-measure the Premises, the Units and/or Nova Place in accordance with the current or revised standards promulgated from time to time by the Building Owners and Managers Association (BOMA) or the American National Standards Institute or other generally accepted measurement standards utilized by Landlord or the Executive Board of the Condominium and to thereafter adjust the rentable square footage of the Premises and/or the Unit. Landlord shall, at Tenant’s written request, provide Tenant with any additional information reasonably requested by Tenant to confirm the accuracy of any such re-measurement of the Premises, Unit or Nova Place. Upon Landlord’s request, Tenant shall promptly enter into an amendment to this Lease to document the results of such re-measurement, provided that, in no event shall any such re-measurement increase Tenant’s financial obligations under this Lease.

Castle Biosciences - Unit 1 - Nova Place

Section 1.2 - Interests Granted with the Premises. Together with the Premises, Tenant shall have the following rights, subject to reasonable rules and regulations from time to time established by Landlord pursuant to Section 3.7:

(a)    The right for Tenant and Tenant’s employees and invitees to pass over and through the common areas of the Land, Unit and other portions of the other condominium units of Nova Place, including walks, driveways and parking garages, vestibules, hallways, elevators and stairways as they may exist from time to time, for the purpose of going to and from the Premises.

(b)    The right to use in common with other tenants and their employees and invitees common shared bathrooms and other common areas and facilities as may be located in the Unit or other portions of Nova Place condominium units from time to time.

(c)    Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, subject to reasonable restrictions based on emergency conditions and restricted access at times outside of Normal Business Hours (as defined in Exhibit E attached hereto and incorporated herein), which restrictions shall be imposed to provide security for the Unit, and all other applicable provisions of this Lease. Tenant shall install and maintain a security system to control access to the Premises, provided that Landlord shall be given a code, key or other authorization permitting it to access the Premises, if required pursuant to the terms of this Lease or in the event of an emergency.

(d)    Tenant shall be provided with the right to use sixty-four (64) parking spaces passes non-commercial vehicles for the Nova Place Parking Garage, which is Unit 6 of the Nova Place Condominium, at no additional charge. Tenant shall be given eighty (80) parking passes and Tenant shall be responsible for any parking charges whenever more than sixty-four (64) vehicles use the garage. Such parking charges will be additional rent. In addition to the parking provided by the parking passes described in the immediately preceding sentence, Tenant and Tenant’s employees shall have the right to purchase additional parking passes in the Nova Place Parking Garage directly from the owner of such Unit 6 (currently ACA Garage Unit 6 LLC) on a monthly basis at the published rate in effect from time to time for tenants of Nova Place, subject to availability. Additionally, subject to availability in the Nova Place Parking Garage, Tenant, its employees and visitors may use the Nova Place Parking Garage on an hourly or daily basis at the published rates for the public. The use and occupancy of the Nova Place Parking Garage shall be subject to and governed by all of the terms, conditions, and provisions set forth in this Lease applicable to the Premises demised hereunder and any rules and regulations established by Landlord or any operator regarding the Nova Place Parking Garage. Tenant’s parking shall be in common with others in the Nova Place Parking Garage, as may exist from time to time, except any parking spaces that may be designated for the exclusive use. Tenant shall also have the ability to participate in parking validation programs, as set forth in Section 13.26 below.

Section 1.3 - Term.

(a)    Subject to the completion of Landlord’s Work as described in Section 5.1 below, the term of this Lease (“Term”) shall commence upon Landlord’s delivery of the Premises to Tenant in accordance with Section 5.1 hereafter (“Commencement Date”) and end on the last day of the one hundred twenty-eighth (128th) full calendar month thereafter (“Expiration Date”) unless sooner terminated or extended as provided in this Lease. Subject to Section 1.3(c) below, Landlord anticipates the Commencement Date shall be no later than two hundred seventy (270) days after receipt of a Building Permit to perform Landlord’s Work. Notwithstanding the foregoing, if Tenant’s personnel shall occupy all or any part of the Premises for the conduct of its business prior to the Commencement Date, as determined pursuant to the first sentence of this sub-section, such date of occupancy shall, for all purposes of this Lease, be the Commencement Date. Landlord and Tenant

Castle Biosciences - Unit 1 - Nova Place

shall execute a written instrument certifying the Commencement Date in the form attached hereto and incorporated herein as Exhibit F, within thirty (30) days after the Commencement Date, but the failure by either party to execute and deliver such memorandum shall have no effect on the Commencement Date, as hereinabove determined. Notwithstanding the Parties’ agreement that the Term begins on the Commencement Date, the Parties understand and agree that this Lease is a binding obligation in full force and effect from and after the Effective Date (as defined on the signature page below).

(b)    Tenant shall be given non-exclusive access to the Premises at times reasonably acceptable to Landlord prior to the Commencement Date for installation of its phone and data systems and furniture delivery and set up, subject to all the terms of this Lease except the obligation to pay any rent for the period prior to the Commencement Date. Tenant agrees not to unreasonably interfere with Landlord’s Work, as defined hereafter. All of the terms of this Lease shall apply to such early access except for the payment of Basic Rent and Additional Rent (as hereinafter defined).

(c)    If Landlord is unable to deliver possession of the Premises to Tenant due to: (i) Landlord’s failure to complete Landlord’s Work, if any, by the anticipated commencement date; (ii) Landlord’s failure to obtain any necessary final inspection of the Premises or (iii) a Tenant Delay (as defined below), then Landlord shall not be subject to any liability to Tenant nor shall the validity of this Lease be impaired. The Commencement Date, and the Term, shall be extended until Landlord is able to deliver possession of the Premises to Tenant. For purposes of this Lease, “Tenant Delay” shall mean any delay in the completion of Landlord’s Work resulting from any or all of the following: (1) Tenant’s failure to timely perform any of its obligations pursuant to this Lease or Exhibit C, including any failure to complete, on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to the work schedule or any schedule delivered by Landlord to Tenant pursuant to this Lease or Exhibit C; (2) Tenant’s changes to the Landlord’s Work or approved Plan attached as Schedule C-1 after the Effective Date; (3) Tenant’s request for materials, finishes, or installations which are not readily available or which are incompatible with Landlord’s Building standards; (4) any delay of Tenant in making payment to Landlord for any costs for Tenant’s changes to the approved Plan, as provided in Exhibit C; or (5) any other act or failure to act by Tenant, Tenant’s employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant.

Section 1.4 - Reserved Rights. Landlord reserves the right at any time to make alterations or additions to the Unit; to build additional stories thereon; to construct additional buildings or improvements on the Unit; to change from time to time the size, location and nature of the common areas included in the Unit; to install, maintain, use, repair and replace pipes, ducts, conduits, wires and appurtenant fixtures leading through the Premises in locations which will not materially interfere with Tenant’s use thereof. Tenant also understands that the other unit owners have, without limitation, the rights to make alterations or additions to their units and to build additional stories thereon, to construct additional buildings or improvements on their units, to change from time to time the size, location and nature of the common areas included in their units.

Section 1.5 - Extension Option. If this Lease shall then be in full force and effect and if Tenant shall have fully performed all of its terms and conditions, Tenant shall have the option to extend this Lease for one (1) additional term of five (5) years (“Extension Term”), provided that: (i) written notice exercising such option is delivered to the Landlord not more than seven hundred twenty (720) days and not less than five hundred forty(540) days prior to the Expiration Date and (ii) no Event of Default shall exist at the time of giving the notice and the commencement of the Extension Term and (iii) the original Tenant, named herein (or a Permitted Transferee) is occupying the Premises both at the time of giving the notice and at the time of commencement of the Extension Term. All of the provisions of this Lease shall pertain to such Extension Term, except that (a) the Basic Rent provided for in Section 2.3 shall be increased pursuant to the procedure set forth below and (b) there shall be

Castle Biosciences - Unit 1 - Nova Place

no further options to extend the Term. Upon commencement of the Extension Term Landlord shall not be obligated to make or pay for any improvements to the Premises nor pay any inducement payments of any kind or nature. Within thirty (30) days of receipt of Tenant's notice exercising its option for the Extension Term, Landlord shall propose the Basic Rent for each year of the Extension Term at an amount comparable to the base or minimum rent then currently being attained for renewal tenants in similar buildings in the Northshore office submarket of the City of Pittsburgh, Allegheny County and having due regard for the size, location and use of the Premises and amenities provided (the “Fair Market Rent”); provided, further, that the annual Basic Rent for each year of the Extension Term shall in no event be less than one hundred two percent of the rent in effect for the immediately preceding year. Tenant shall have a period of ten (10) days from receipt of Landlord’s notice to either accept Landlord’s proposed Fair Market Rent or to make a counter-proposal. If Tenant counter-proposes and Landlord and Tenant do not reach agreement upon an acceptable Fair Market Rent within ten (10) days thereafter, the Fair Market Rent for each year of the Extension Term shall be resolved through arbitration as provided below. In the event Tenant exercises its option to extend the term as provided herein, the Expiration Date shall then be that date which is the last day of the Extension Term. If Tenant shall fail to give timely notice of the exercise of such option as aforesaid, Tenant shall have no right to extend the Term of this Lease, time being of the essence of the foregoing provisions.

If the parties are unable to reach agreement on Fair Market Rent during the period specified above, then the determination of Fair Market Rent shall be submitted to arbitration as set forth herein. The Fair Market Rent shall be determined by impartial arbitrators, one to be chosen by Landlord, one to be chosen by Tenant, and a third to be selected, if necessary, as below provided. Within ten (10) days after the expiration of the ten (10) day period referenced in the preceding paragraph, the parties shall each notify the other of the name and address of their designated arbitrator. The arbitrator shall be a commercial real estate broker or appraiser with at least ten (10) years of experience with commercial rental rates in greater Pittsburgh, Pennsylvania area. If one party fails to notify the other of the appointment of its arbitrator, within or by the time above specified, then the arbitrator which has been so appointed shall be the sole arbitrator to determine the issue. The unanimous written decision of the two arbitrators first chosen or the written decision of the third arbitrator chosen and selected as provided below, shall be conclusive and binding upon Landlord and Tenant. If the two (2) arbitrators are not able to reach a unanimous determination of Fair Market Rent within ten (10) business days after appointment, the arbitrators themselves, shall jointly appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his or her determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The third arbitrator shall issue its decision within ten (10) business days after appointment. Each party shall pay the fees of the arbitrator selected by it, and if a third arbitrator is selected as provided above, each party shall pay one-half of the fees of said third arbitrator. The arbitrators shall advise the parties of their determination at least thirty (30) days prior to the commencement of the applicable Extension Term. If the dispute between the parties as to a Fair Market Rent has not been resolved before the commencement of Tenant’s obligation to pay rent based upon such Fair Market Rent, then Tenant shall pay Basic Rent and other charges under the Lease in respect of the Premises in the amounts which were applicable to the twelve (12) month period immediately prior to the applicable Extension Term until either the agreement of the parties as to the Fair Market Rent designated by Landlord, or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of Basic Rent and other charges to Landlord. When the Fair Market Rent has been determined, each party shall at the request of the other, execute a certificate confirming the Fair Market Rent as it is determined in accordance with the provisions of this Section.

Article II - Rent

Castle Biosciences - Unit 1 - Nova Place

Section 2.1 - Definition of Lease Year. Intentionally deleted.

Section 2.2 - Tenant’s Proportionate Share. As used herein, “Tenant’s Proportionate Share” shall mean a fraction, which may be expressed as a percentage, the numerator of which is the Floor Area of the Premises, and the denominator of which is the rentable floor area of the Unit, including the Premises, which is agreed to be 472,455 rentable square feet. Therefore, Tenant’s Proportionate Share will be 4.49%.

Section 2.3 - Basic Rent. Beginning on the Commencement Date, Tenant shall pay to Landlord, without notice, offset, abatement, deduction or demand, an annual Basic Rent as set forth below, which shall be paid in equal monthly installments, in advance, on the first day of each calendar month during the Term, in lawful money of the United States, and sent to the address as set forth in Section 13.6 herein, in the amounts as set forth below:

Basic Rent Period	Basic Rent (per Basic Rent Period)	Monthly Basic Rent	Rate per r.s.f.
Months 1-8	$30,800.00	$3,850.00	$2.18
Month 9 -10/31/27	TBD	$57,468.37	$32.52
11/1/27-10/31/28	$703,268.58	$58,605.72	$33.16
11/1/28-10/31/29	$717,359.40	$59,779.95	$33.83
11/1/29-10/31/30	$731,681.14	$60,973.43	$34.50
11/1/30-10/31/31	$746,446.25	$62,203.85	$35.20
11/1/31-10/31/32	$761,230.96	$63,435.91	$35.90
11/1/32-10/31/33	$776,459.82	$64,704.99	$36.61
11/1/34-10/31/34	$791,989.02	$65,999.09	$37.35
11/1/34-10/31/35	$807,828.80	$67,319.07	$38.09
11/1/35-10/31/36	$823,985.38	$68,665.45	$38.85
11/1/36-Month 128	TBD	$70,038.76	$39.63

In the event that the Commencement Date is other than a first day of a calendar month, for purposes of calculating the Basic Rent payments owed pursuant to this Section 2.3 the “first month” of the Term of the Lease shall be deemed to mean the number of days between the Commencement Date and the last day of such calendar month plus the next full calendar month.

Landlord acknowledges and agrees that Tenant, at Tenant’s option, shall have the right to pay amounts due under this Lease to Landlord via electronic funds transfer. Upon receipt of a written request, Landlord will provide Tenant with the required information to allow Tenant to establish that manner of payment. Tenant shall initiate payment via electronic funds in sufficient time for such payment to be in Landlord’s designated account on the date such payment is due.

Section 2.4 - Taxes. Tenant further covenants and agrees to pay to Landlord, as additional rent, sums computed as follows:

(a)    As used in this Lease:

(1)    The term “Taxes” shall mean: (I) all real estate taxes, assessments, special or otherwise, county taxes, transit taxes, license fee, license tax, business license fee, business license tax, commercial rental tax, levy, charge, penalty, tax or any other governmental charge of a similar or dissimilar nature, whether general, special, ordinary or extraordinary, foreseen or unforeseen, which may be levied or assessed upon or with respect to all or any part of the Property or Project, as well as surrounding grounds, plazas and the

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sidewalks or streets in front of or adjacent thereto and any improvements located, including any tax excise or fee measured by or payable with respect to any rent, and levied against Landlord and/or any part of the Property under the laws of the United States, the Commonwealth of Pennsylvania, County of Allegheny, City of Pittsburgh, any school, agricultural, lighting, drainage or other improvement or special district thereof or any other taxing authority; (II) any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of Taxes; and (III) costs and expenses, including reasonable attorneys’ and appraisers’ fees (which may include reasonably allocated in-house counsel fees), as may be incurred from time to time by Landlord and/or the Executive Board of the Condominium in seeking favorable assessments and in appealing assessments which Landlord and/or the Executive Board of the Condominium reasonably deems to be excessive, regardless of whether or not such efforts are ultimately successful in achieving an assessment reduction. In the event such expenses are incurred in connection with proceedings which relate to more than one condominium unit, such expenses shall be reasonably apportioned by the Executive Board of the Condominium to such units. The Taxes shall be equal to the product obtained by multiplying the taxes levied on the tax lot of which the Unit is a part by a fraction: the numerator of which shall be the rentable area of the Unit and the denominator of which shall be the rentable area of all buildings located on the tax lot of which the Unit is a part, as calculated by Landlord. If any Taxes are imposed relating to Nova Place as a whole, such amounts shall be allocated among the condominium units comprising Nova Place based on their respective rentable areas.

If, however, by Applicable Law (as defined in Section 3.3 below), any assessment may be divided and paid in annual installments, then, for the purposes of this paragraph:

(aa)    such assessment shall be deemed payable in the maximum number of installments permitted by Applicable Law; and

(bb)    there shall be deemed included in Taxes for each Tax Year the annual installment of such assessment becoming payable during such Tax Year together with interest on such annual installment and on all installments thereafter becoming due as provided by Applicable Law, all as if such assessment had been so divided.

(cc)    Notwithstanding the above, the term “Taxes” shall not include:

(i) income, privilege or franchise taxes levied against Landlord, capital levy, estate, succession or transfer taxes of Landlord, or any unincorporated business tax imposed upon Landlord provided, however, that if the methods or scope of taxation shall be subsequently altered to cause any income, privilege, franchise, capital levy, estate, succession, transfer or unincorporated business tax to be substituted, in whole or in part, for any portion of the Taxes, then such income, privilege, franchise, capital levy, estate, succession, transfer or unincorporated business tax shall be deemed included in the term “Taxes” as used in this Lease; and

(ii) interest and penalties on Taxes if Tenant has made payments to Landlord on behalf of such Taxes within the periods provided by this Section.

(3)    If at any time during the Term the methods of taxation prevailing at the date hereof shall be altered so that in lieu of or as an addition to or as a substitute for the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed, on all or any part of the Property or Project shall be levied, assessed or imposed:

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(i) a tax, assessment, levy, imposition or charge based on the rents received therefrom whether or not wholly or partially as a capital levy or otherwise; (ii) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Property or Project and imposed upon Landlord; (iii) a license fee measured by the rent payable by Tenant to Landlord; or (iv) any other tax, levy, imposition, charge or license fee however described or imposed, then all such taxes, assessments, levies, impositions, charges or license fees, or the part thereof so measured or based, shall be deemed to be Taxes.

(4)    The term “Tax Year” shall mean the period of twelve months commencing on January 1 of each year.

(5)    The term “Base Taxes” shall mean Taxes for calendar year 2022. The term “Base Taxes” shall exclude all special assessments.

(6)    The term “Landlord’s Tax Statement” shall mean a written statement provided by Landlord and given to Tenant containing a computation of any additional rent due for Taxes pursuant to the provisions of this Lease.

(b)    As of the Commencement Date, if Taxes payable in any Tax Year, falling wholly or partially within the Term, shall be in such amount as shall constitute an increase from the Base Taxes, Tenant shall pay as additional rent (“Tax Payment”) a sum equal to Tenant’s Proportionate Share of the amount by which Taxes for such Tax Year exceed the Base Taxes. If Taxes payable in any Tax Year shall be less than the Base Taxes there shall be no adjustment in the Basic Rent payable pursuant to this Lease. Payments by Tenant shall be prorated if necessary, to correspond with that portion of a Tax Year occurring within the Term. Tenant shall pay any additional Taxes attributable to alterations, additions or improvements to the Premises made by or for Tenant. If the Term of this Lease expires or is otherwise terminated prior to December 31 of any calendar year, Tenant’s obligation to pay any additional rent under this Section 2.4 for such partial calendar year shall survive the expiration or termination of this Lease even though the determination of such additional rent cannot be made until after such expiration or termination and, pursuant to Article XI below, Landlord shall have the right to retain a reasonable estimate of year-end adjustments from the Security Deposit.

(c)    Landlord’s Tax Statement shall include an estimate for the next Tax Payment. Tenant shall make monthly payments in each Tax Year on behalf of estimated Tax Payment (“Estimated Tax Payment”). The monthly Estimated Tax Payment shall be adjusted annually by Landlord. Upon receipt of Landlord’s Tax Statement the Estimated Tax Payment for the then-current Tax Year shall be adjusted in accordance with the Estimated Tax Payment set forth in the Landlord’s Tax Statement. The Estimated Tax Payment shall be paid without notice or demand each month along with Basic Rent and the Estimated Tax Payment shall be deemed additional rent hereunder. Within thirty (30) days from receipt of Landlord’s Tax Statement, Tenant shall pay Landlord the deficiency, if any, between the Estimated Tax Payment and the Tax Payment but if the Estimated Tax Payment exceeds the Tax Payment for the applicable Tax Year, provided that Tenant is not otherwise in default, Landlord shall refund same or credit the difference against the next accruing rent and other charges due under this Lease, except that the balance of any overpayment in respect to the last Tax Year shall be paid by Landlord to Tenant within sixty (60) days after Landlord’s determination of the actual Taxes for the final Tax Year.

(d)    If, as a result of any application or proceeding brought by or on behalf of Landlord, the Base Taxes shall be decreased, Landlord’s Tax Statement next following such decrease shall reflect such decrease in the Base Taxes. If, as a result of any application or proceeding brought by or on behalf of Landlord for reduction of the assessed valuation of the Property, Unit and/or Land for

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any period subsequent to the period upon which Base Taxes are computed for an applicable Tax Year, Landlord’s Tax Statement next following such decrease shall include an adjustment for such Tax Year reflecting such decrease in Taxes (less all reasonable costs and expenses, including reasonable attorneys’ fees (which may include reasonably allocated in-house counsel fees), incurred by Landlord in connection with such application or proceeding).

(e)    Landlord’s failure to render a Landlord’s Tax Statement with respect to any Tax Year shall not prejudice Landlord’s right to render a Landlord’s Tax Statement with respect to that or any subsequent Tax Year. The obligations of Landlord and Tenant under the provisions of this Article with respect to any additional rent shall survive the expiration or any sooner termination of the Term.

(f)    Each Landlord’s Tax Statement shall be conclusive and binding upon Tenant unless within thirty (30) days after receipt of such Landlord’s Tax Statement Tenant shall notify Landlord that it disputes the correctness of Landlord’s Tax Statement, specifying the respects in which Landlord’s Tax Statement is claimed to be incorrect. Pending the determination of such dispute by agreement or arbitration, if agreement cannot be reached, Tenant shall pay additional rent in accordance with the applicable Landlord’s Tax Statement, and such payment shall be without prejudice to Tenant’s position. If the dispute shall be determined in Tenant’s favor, provided Tenant is not then in default, Landlord shall forthwith pay Tenant the amount of Tenant’s overpayment of additional rent resulting from compliance with Landlord’s Tax Statement or credit such overpayment against the Basic Rent or additional rent next accruing.

Section 2.5 - Personal Property Taxes. In addition to the Basic Rent payable under Section 2.3, Tenant shall pay all personal property taxes assessed and levied against its personal property, including trade fixtures and inventory, on the Premises. In the event that the taxes provided for under this Article are billed to Landlord, these taxes shall be paid in full as additional rent within ten (10) days after demand therefor by Landlord. The tax bill submitted by Landlord to Tenant shall be sufficient evidence of the amount of the taxes assessed or levied against the personal property to which such bill relates.

Section 2.6 - Operating Cost Payment.

(a)    As used in this Lease:

(1)    The term “Operating Cost Year” shall mean each calendar year, or any part thereof, during the Term.

(2)    The term “Base Operating Cost” shall mean the Operating Cost for calendar year 2022. The term “Tenant’s Proportionate Share” shall have the meaning set forth in Section 2.2 above.

(3)    The term “Operating Cost” shall mean all those costs and expenses incurred or borne by Landlord or Landlord’s agents (except for Taxes described in Section 2.4 above) including condominium fees and assessments as well as common area and service area utility expenses, in connection with the operation and maintenance of the Unit, Property or Project, including, without limitation, the costs and expenses incurred in providing services to tenants in accordance with consistently applied accounting principles for commercial real estate with respect to the operation and maintenance of first-class office buildings in Allegheny County. Without limiting the generality of the foregoing, “Operating Cost” shall be reasonable with respect to the operation and maintenance of a first-class office building in Allegheny County, subject to Section 2.12 below and shall include the following items: (aa) salaries, wages, medical, surgical and general welfare benefits (including, without limitation, group life insurance, hospitalization and disability benefits), pension payments of any kind,

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any and all other fringe benefits of employees of Landlord or its property manager engaged in the operation and maintenance of the Property for their time spent in work for the Property and any and all other payments made on behalf of or for the account of such employees; (bb) payroll taxes, workers’ compensation insurance, uniforms and cleaning uniforms for employees of Landlord or its property manager engaged in the operation and maintenance of the Property for their time spent in work for the Property (but, for the avoidance of doubt, shall not include wages and other benefits for employees with seniority above the property manager level); (cc) steam and any other fuel; (dd) the cost of all charges for electricity, heat, ventilation, air-conditioning (and water and sewer charges which are not or may not be liens against the Property, or the Land) furnished to the Property or used in the operation of the service facilities of the Property including any fuel adjustment factor, surcharges or meter reading charges (except those separately metered or paid by another tenant of the Unit for its space); (ee) the cost of all charges for rent, casualty and risk insurance, extended coverage, personal injury and property damage liability insurance and any and all other insurance which Landlord maintains, whether on account of the requirement of any mortgagee, Condominium requirement or underlying lessor or otherwise; (ff) the cost of all building and cleaning supplies for the Property and the charges for telephone for the elevators and the lobby of the Property; (gg) the cost of all charges for maintenance of the Property, window cleaning, cleaning, exterminating, rubbish removal, security, alarm and all other service or maintenance contracts, provided that such charges are comparable to and competitive with charges for the same or similar services paid by the owners of other first- class office buildings in Allegheny County; (hh) the cost of rentals of capital equipment designed to result in savings or reductions in Operating Costs; (ii) all costs of lobby re-decorations and interior landscape and plant care and maintenance; (jj) all costs of painting in the public and service areas of the Property; (kk) professional and consulting fees (including, without limitation, legal, accounting and tax fees, which may include reasonably allocated in-house counsel fees) relating solely to the operation of the Property (but excluding the management fee set forth in (tt) below); (ll) real estate and landlord association dues with respect to the Property; (mm) capital equipment, improvements, or replacements to the extent that the same are expenses or regarded as deferred expenses under consistently applied accounting principles for commercial real estate, or required by Applicable Law or result in an average periodic savings in the amount of Operating Costs equal to or greater than the prorated cost of such capital improvement or replacement allocated to such period (in any of such cases, the cost of the capital improvements shall be included in Operating Cost for the Operating Cost Year in which the costs are incurred and subsequent Operating Cost Years, on a straight line basis, to the extent that such items are amortized over their useful life in accordance with the regulations established by the Internal Revenue Service, with an interest factor equal to 1.5% above the prime rate of the Citibank, NA at the time such capital expenses are incurred); (nn) costs incurred in complying with governmental requirements respecting health, safety, fire prevention and similar purposes (e.g. local laws) applicable to the Property, which are effective after the Commencement Date and not reimbursed by individual tenants under their leases; (oo) costs of maintenance and repair of the elevators; (pp) costs of general maintenance and upkeep for the Property (including, without limitation, exterior lighting system maintenance and repair costs); (qq) the cost for maintenance and operation of the parking garage, entry way and sidewalks, including but not limited to landscaping, snow removal, pot hole repair, cleaning and paving; (rr) costs for amenities located within Nova Place which are available to Tenant, including, but not limited to bike storage area and locker rooms; (ss) a proportional share of fees, costs and expenses, as determined pursuant to Section 2.12 below, which are incurred by the owner of Unit 7 of the Project which owns the majority of the “common areas” of the Nova Place Condominium; and (tt) a fee for the management of the Property, not to exceed five percent (5%) of the gross revenues of the Property, including, without limitation, all rent and other charges paid by tenants in the Unit, together with the cost of reasonable legal and other professional fees

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relating to the Property, but excluding such fees and commissions paid in connection with services rendered for securing or renewing leases and for matters not related to the normal administration and operation of the Property.

Notwithstanding the foregoing, Operating Cost shall not include, except as provided below, expenditures for any of the following: (i) repairs or other work occasioned by fire, windstorm or other casualty or hazard; (ii) leasing commissions, advertising expenses, and other costs incurred in leasing or in procuring new tenants or preparing space therefor; (iii) tenant change work (other than repairs) performed for other tenants; (iv) repairs or rebuilding necessitated by condemnation; (v) depreciation and amortization of the Property, other than depreciation or amortization of equipment, devices or installations which reduce Operating Cost, but only to the extent such annual depreciation or amortization does not exceed such reduction or is otherwise expressly allowed pursuant to this Lease; (vi) professional fees not allocable to the operation or management of the Property and professional fees allocable to disputes with, or preparation of leases for, other tenants and prospective tenants; (vii) costs incurred because Landlord or another tenant violated the terms of any lease; and (viii) costs incurred to remediate Hazardous Materials (as defined in Section 3.4 below) provided, however, that such exclusion shall apply only to significant releases and Operating Costs may include costs to remedy de minimis amounts of Hazardous Materials in the course of maintaining the common areas (i.e., addressing a release in connection with a spill of cleaning materials).

The calculation of Tenant’s Proportionate Share of Operating Costs shall include an adjustment to actual Operating Costs to reflect expenses that would be incurred assuming occupancy in the Unit equal to the greater of (i) 95% occupancy, or (ii) actual occupancy so that Tenant shall not be unfairly charged for any increased Operating Costs incurred by Landlord in maintaining a Unit at less than 95% occupancy.

(b)    If the Operating Cost payable in any Operating Cost Year falling wholly or partially within the Term shall be in such amount as shall constitute an increase from the Base Operating Cost, Tenant shall pay, as additional rent, within thirty (30) days after receipt of Landlord’s Statement (as defined below) (“Operating Cost Payment”) a sum equal to Tenant’s Proportionate Share of the amount by which the actual Operating Cost for such Operating Cost Year exceeds the Base Operating Cost. If the Operating Cost payable in any Operating Cost Year shall be less than the Base Operating Cost there shall be no adjustment in the Basic Rent payable pursuant to this Lease. Payments by Tenant shall be pro-rated if necessary, to correspond with that portion of an Operating Cost Year occurring within the Term. If the Term of this Lease expires prior to December 31 of any calendar year, Tenant’s obligation to pay any additional rent under this Section 2.6 for such partial calendar year shall survive the expiration or termination of this Lease even though the determination of such additional rent cannot be made until after such expiration or termination and, pursuant to Article XI below, Landlord shall have the right to retain a reasonable estimate of year-end adjustments from the Security Deposit.

(c)    In the event Tenant shall be required to make an Operating Cost Payment pursuant to subsection 2.6(b), Tenant shall thereafter make monthly payments in each Operating Cost Year on behalf of estimated Operating Costs (“Estimated Cost Payment”). The monthly Estimated Cost Payment shall be additional rent hereunder and shall be adjusted annually based on one-twelfth (1/12th) of the Operating Cost Payment for the immediately preceding year. Upon receipt of Landlord’s Statement (as hereinafter defined) the Estimated Cost Payment for the then-current Operating Cost Year shall be adjusted in accordance with the Operating Cost Payment due to Landlord on behalf of the previous Operating Cost Year. The Estimated Cost Payment shall be paid without notice or demand each month, along with Basic Rent. Within thirty (30) days from receipt of Landlord’s Statement, Tenant shall pay Landlord the deficiency, if any, between the Estimated Cost Payments made for the applicable Operating Cost Year and the Operating Cost Payment but if the

Castle Biosciences - Unit 1 - Nova Place

Estimated Cost Payments exceed the Operating Cost Payment, provided Tenant is not otherwise in default, Landlord shall refund same or credit the difference against the next accruing rent and other charges due under this Lease, except that the balance of any overpayment in respect to the last Operating Cost Year shall be paid by Landlord to Tenant within sixty (60) days after Landlord’s determination of the actual Operating Costs for the final Operating Cost Year.

(d)    Landlord’s failure to render a Landlord’s Statement with respect to any Operating Cost Year shall not prejudice Landlord’s right to render a Landlord’s Statement with respect to that or any subsequent Operating Cost Year. The obligations of Landlord and Tenant under the provisions of this Article with respect to any additional rent shall survive the expiration or any sooner termination of the Term.

(e)    The term “Landlord’s Statement” as used in this Section 2.6 shall mean a written statement of the actual Operating Cost with respect to the subject Operating Cost Year consistently prepared in accordance with this Section 2.6 and setting forth in reasonable detail categories of expenses and amounts included therein. Each Landlord’s Statement shall be conclusive and binding upon Tenant unless within thirty (30) days after receipt of such Landlord’s Statement Tenant shall notify Landlord that it disputes the correctness of Landlord’s Statement, specifying the respects in which Landlord’s Statement is claimed to be incorrect. Pending the determination of such dispute by agreement or, if agreement cannot be reached, arbitration, Tenant shall pay additional rent in accordance with the applicable Landlord’s Statement, and such payment shall be without prejudice to Tenant’s position. If the dispute shall be determined in Tenant’s favor, provided Tenant is not then otherwise in default, Landlord shall forthwith pay Tenant the amount of Tenant’s overpayment of Additional Rent resulting from compliance with Landlord’s Statement.

Section 2.7 - Electricity.

(a)     In addition to Basic Rent due and payable under Section 2.3 and other charges owed by Tenant pursuant to separate provisions of this Lease, Tenant shall pay to Landlord, as Additional Rent, all charges applicable to its use of electricity at the Premises, including, but not limited to, all generation and transmission charges, miscellaneous charges imposed by the utility provider, taxes and tariffs, as well as costs to distribute HVAC within the Premises (collectively, “Electric Charge”). The Premises shall be sub-metered by Landlord at Landlord’s sole cost and expense so that Tenant’s use of electricity in the Premises is documented. Landlord shall provide Tenant with an invoice setting forth the Electric Charge based on the reading of the sub-meter and any other charges imposed by the utility provider which are applicable to the Premises without markup by Landlord or administrative fee. Tenant shall pay the applicable monthly Electric Charge to Landlord within thirty (30) days of Landlord’s billing therefore. Notwithstanding anything to the contrary herein, Tenant shall continue to be responsible for its Proportionate Share of electric usage relating to the common areas as part of the Operating Cost calculation. The Electric Charge shall be Additional Rent hereunder.

(b)    Subject to the terms and provisions of Section 5.10 below, Landlord shall not be liable to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of existing feeders to the Property or the risers or wiring installation.

(c)    Landlord shall furnish and install, at Tenant’s expense, all replacement lighting tubes, lamps, bulbs and ballasts required in the Premises, provided that the cost therefore shall not exceed comparable charges in other first class office buildings in Allegheny County.

Section 2.8 - Additional Rent. Any and all payments payable by Tenant under this Lease

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other than Basic Rent shall be deemed “Additional Rent” or “additional rent” and Landlord reserves the same rights and remedies against Tenant for default in making any such payments as Landlord shall have for default in the payment of Basic Rent; including, but not limited to, the right to seek and recover such payments as rent under any applicable provisions of the United States Bankruptcy Code. As used herein, the term “Rent” shall mean Basic Rent plus Additional Rent.

Section 2.9 - Late Charges. If any Basic Rent or Additional Rent for any month is not paid when due, Tenant shall pay a late charge of five percent (5%) of the overdue installment due Landlord (it being understood that a late charge shall not be due for the first such occurrence during any given calendar year). This late charge shall be paid on the first day of the next calendar month. The late charge does not constitute a penalty and is acknowledged by Tenant to be fair and reasonable and it will be in addition to, and will not preclude Landlord from, any other remedy at law, in equity and/or under this Lease.

Section 2.10 - Place of Payment. Payment of Basic Rent and Additional Rent shall be made to Landlord at the address set forth in Section 13.6 or to such other person or legal entity or to such other address as Landlord shall designate by notice to Tenant. All such payments shall be paid to Landlord without notice or demand and without abatement, deduction, counterclaim or set-off whatsoever.

Section 2.11 - Utilities in General. It shall be Tenant’s responsibility to contract directly with the appropriate public utility companies for telephone and other public utility services which are not specifically addressed in this Article 2. Tenant shall make such applications and arrangements as shall be necessary to become a customer of the public utility companies supplying such services, and for the separate metering of such utilities and the direct billing of Tenant for such utilities by the companies supplying such utilities. Tenant shall pay directly to the public utility companies all costs and expenses of such utility services supplied to the Premises during the Term of this Lease. Landlord shall identify for Tenant the point at which Tenant may connect to the electrical distribution system at the Unit. It shall be Tenant's responsibility to ensure that such site complies with all laws, statutes, ordinances, codes, rules and regulations pertaining thereto and is approved by all agencies or authorities having jurisdiction thereover. Tenant shall indemnify, defend and hold Landlord and its officers, agents and employees harmless from any claims arising out of any of any utility services provided to Tenant. Tenant shall have no authority on behalf of Landlord to give anyone the right and Tenant shall not allow anyone to place a lien on the Land or any part of the Unit or Land for such services, and should any such lien be placed, Tenant shall have the same removed within ten (10) days after notice thereof. Upon Tenant’s failure to so remove any such lien Landlord may take whatever steps are necessary to have the same removed, and the cost thereof shall be paid upon demand by Tenant to Landlord as Additional Rent. Tenant’s indemnity, as set forth above, shall survive the termination or expiration of this Lease.

Section 2.12 - General Allocation Procedures. Landlord and Tenant acknowledge that to the extent practicable and known exactly, all Taxes and Operating Costs will be accounted for and attributed separately for the Unit and for the other condominium units that comprise Nova Place (the “Other Condominium Units”). To the extent allocations of an item of Taxes or Operating Costs in accordance with the foregoing sentence is not practicable and known exactly, allocations will be made between and among the Unit and the Other Condominium Units proportionately among all thereof (based upon the respective rentable square footage of each), or equally among all thereof, or in such other proportions as may reasonably be determined by Landlord in the exercise of prudent management practices. For avoidance of doubt, Unit 7 of the Condominium (which is currently owned by ACA Unit 7 LLC) was designed to hold the majority of the common areas of the Nova Place Condominium. Therefore, Taxes and Operating Costs which are allocated to Unit 7 or which are incurred by Unit 7 shall be equitably allocated to the remaining Condominium Units and Tenant shall be responsible for its proportionate share of such costs and expenses which are allocated to

Castle Biosciences - Unit 1 - Nova Place

the Unit.

Section 2.13 - Domestic Water and Sewer Service. In the event that Tenant’s usage of water exceeds normal office use then Landlord shall install, at Tenant’s sole cost and expense, a submeter to measure consumption of domestic water and sewer usage in the Premises. Tenant shall reimburse Landlord, as Additional Rent, for Landlord’s actual and direct cost of domestic water and sewer services to the Premises. Landlord’s cost for domestic water and sewer services to the Premises shall be determined by multiplying the total amount of each municipal or other public utility bill received by Landlord for domestic water and sewer service supplied to the Unit, or portion thereof containing the Premises, during the Term of this Lease by a fraction, of which (a) the numerator shall be the amount of domestic water supplied to the Premises during the period covered by such domestic water or sewer bill, as determined by Landlord's reading of the said sub-meter, and (b) the denominator shall be the total amount of domestic water supplied to the Unit (or such portion thereof) during the same period, as determined by the municipal or other utility supplying such domestic water service. Landlord shall invoice Tenant periodically for amounts due under this Section 2.13, but no less frequently than annually and no more frequently than monthly. Such invoices shall be accompanied by copies of the domestic water bills and sewer bills and, if sub-metered, the water meter and sub-meter readings on which they are based. Each such invoice shall be paid by Tenant to Landlord within thirty (30) days after Tenant’s receipt thereof.

Section 2.14 - Janitorial Service. All janitorial services required or desired by Tenant to be performed within the Premises shall be at the sole cost and expense of Tenant. Tenant may, at its option, arrange for such services independently of Landlord, or upon request from Tenant, Landlord will assist Tenant in arranging for such janitorial services as are desired by Tenant to be provided by the janitorial service company regularly employed by Landlord. In either case, Tenant shall pay the costs thereof directly to the janitorial service company supplying such services to Tenant.

Section 2.15 - Trash. Tenant agrees to place only general office trash generated in the Premises (and only such trash) in containers approved by Landlord and keep the area surrounding the Premises free from boxes, cartons and rubbish. Tenant further agrees to keep the Premises in a clean condition as to not attract vermin. Tenant shall be responsible for the proper disposal, at its own cost and expense, of all trash, including, without limitation, any regulated, medical or hazardous waste generated at the Premises using properly licensed contractors in full compliance with all Applicable Laws.

Article III - Use of Premises

Section 3.1 - Use of Premises. Tenant covenants and agrees that during the Term, the Premises shall be used and occupied solely for life science uses and general office purposes and for no other purpose (the “Permitted Use”). Tenant also covenants not to do or suffer any waste or damage, disfigurement or injury to any portion of the Premises or Property.

Section 3.2 - Unlawful Purpose. Tenant will not use or allow the Premises or any part thereof to be used or occupied for any unlawful purpose or in violation of any Certificate of Occupancy or certificate of compliance covering the use of the Property or Premises or any part thereof or in violation of any permit or license affecting the Property or Premises or any part thereof and will not suffer any act to be done or any condition to exist on the Property or Premises or any part thereof or any article to be brought thereon which may be dangerous (unless safeguarded as required by Applicable Law) or which may, in law, constitute a nuisance, public or private, or which may make void or voidable any insurance then in force with respect thereto.

Section 3.3 - Compliance with Laws. Throughout the Term, Tenant, at its sole cost and

Castle Biosciences - Unit 1 - Nova Place

expense, will promptly comply with all present and future laws, ordinances, statutes, codes, bylaws, administrative guidelines, directives, orders, rules, regulations and requirements of all Federal, State, County, City and municipal governments, departments, commissions, boards and officers, any quasi-governmental authority, including, without limitation, the Americans with Disabilities Act and all orders, rules and regulations of the National Board of Fire Underwriters, the local Board of Fire Underwriters or any other body or bodies exercising similar functions, foreseen or unforeseen, ordinary as well as extraordinary, which may be applicable to Tenant’s use or occupancy of the Premises (collectively, “Applicable Laws”). Landlord represents that, as of the Effective Date that Landlord has not received any notification from governmental authorities that indicates the Premises are not in compliance with Applicable Laws.

Section 3.4 - Hazardous Materials.

(a)    Tenant shall not (either with or without negligence) cause or permit the introduction, escape, disposal, release or threat of release of any biologically or chemically active or other Hazardous Materials (as said term is hereafter defined) on, in, upon or under the Land, the Unit, the Project or the Premises. Tenant shall not allow the introduction, generation, storage, use or disposal of such Hazardous Materials in any manner prohibited by Applicable Law, nor allow to be brought into the Land, Unit or Premises any such Hazardous Materials except for use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such Hazardous Materials as further set forth herein. As of the date hereof, Tenant has provided Landlord written notice of the chemicals used in Tenant’s ordinary course of business, which includes Hazardous Materials (“Tenant Chemicals Notice”). During the Term of this Lease, in the event Tenant’s use of Hazardous Materials shall change, Tenant shall provide to Landlord an updated Tenant Chemicals Notice, which such updated Tenant Chemicals Notice shall provide any change in Tenant’s Hazardous Materials usage within a previous six (6) month period. “Hazardous Materials” shall include, without limitation, any material or substance which is (i) petroleum, (ii) asbestos, (iii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq. (33 U.S.C. § 1321) or listed pursuant to §307 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (iv) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), (v) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601), as amended, or (vi) defined as “oil” or a “hazardous waste”, a “hazardous substance”, a “hazardous material” or a “toxic material” under any other Applicable Law, including, without limitation, the Pennsylvania Consolidated Statutes, as amended. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges but only if such requirement applies to the Premises or may be the result of the acts or omissions of Tenant. In addition, Tenant shall execute affidavits, representations and the like, from time to time, at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials on the Premises. Tenant agrees to defend, indemnify and hold harmless Landlord, its members, managers, agents and employees from and against any and all administrative and judicial actions and rulings, claims, causes of action, demands and liability (collectively, “Claims”) including, but not limited to, damages, costs, expenses, assessments, penalties, fines, losses, judgments and reasonable attorneys’ fees (which may include reasonably allocated in-house counsel fees) that Landlord, its members, managers, agents and employees may suffer or incur due to the introduction, release or threat of release of Hazardous Materials, the existence of any Hazardous Materials on the Land, Unit or Premises or the migration of any Hazardous Materials to other properties or the release of any Hazardous Materials into the environment (collectively, “Actions”), that relate to or arise from Tenant’s activities or the activities of Tenant’s employees, agents, officers, subtenants, invitees or contractors on the Land, Unit or Premises. The indemnifications in this section specifically include,

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without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any governmental authority. The covenants and indemnity set forth in this Section 3.4 shall survive the expiration or earlier termination of the Term. Landlord expressly reserves the right to enter the Premises to perform regular inspections and testing with respect to the presence, existence, release or threat of release of Hazardous Materials. Tenant agrees to comply, at its sole cost and expense, with all Applicable Laws regarding the generation, use, treatment, storage, disposal and transportation of Hazardous Materials. Tenant shall immediately notify Landlord of any introduction, release or threatened release of Hazardous Materials by Tenant at the Land, Unit or Premises and it shall be Tenant’s sole and absolute responsibility to investigate, remediate, monitor and remove such introduction or release of Hazardous Materials in strict accordance with all Applicable Laws and regulations.

(b)    Tenant shall immediately notify Landlord of its actual knowledge of (i) any inspection, enforcement, cleanup or other regulatory action taken or threatened by any regulatory authority with respect to any Hazardous Material on or from the Premises or the migration thereof from or to other property placed, deposited, discharged, disposed, spilled, or leaked in, on, under or about the Premises, or any portion of the Project by Tenant, its employees, agents, contractors, licensees, or invitees (excluding any tenant improvement work done by Landlord), (ii) any demands or claims made or threatened by any party relating to any loss or injury claimed to have resulted from any Hazardous Material on or from the Premises placed, deposited, discharged, disposed, spilled, or leaked in, on, under or about the Premises or any portion of the Project by Tenant, its employees, agents, contractors, licensees, or invitees (excluding any tenant improvement work done by Landlord), (iii) any use, storage, maintenance, generation, processing, treatment, manufacture, handling, release, discharge, spill, leak, disposal or transportation of any Hazardous Material on or from the Premises placed, deposited, discharged, disposed, spilled, or leaked in, on, under or about the Premises or any portion of the Project by Tenant, its employees, agents, contractors, licensees, or invitees (excluding any tenant improvement work done by Landlord) in violation of this Section, and any damage, loss or injury to persons, property or business resulting or claimed to have resulted therefrom, and (iv) any matters where Tenant is required by Law to give a notice to any regulatory authority respecting any Hazardous Materials on or from the Premises placed, deposited, discharged, disposed, spilled, or leaked in, on, under or about the Premises or any portion of the Project by Tenant, its employees, agents, contractors, licensees, or invitees (excluding any tenant improvement work done by Landlord). Landlord shall have the right (but not the obligation) to notify regulatory authorities concerning actual and claimed violations of this Section.

(c)    Landlord shall defend, indemnify and hold harmless Tenant and its members, officers, directors, agents and employees from and against any and all Claims including, but not limited to, damages, costs, expenses, assessments, penalties, fines, losses, judgments and reasonable attorneys’ fees that Tenant, its members, managers, agents, and employees may suffer or incur due to the presence of Hazardous Materials that are not introduced by Tenant, its members, managers, agents or employees.

Section 3.5 - Floor Loading. Tenant shall not knowingly place any load on any floor of the Premises in excess of its floor load capacity. Landlord makes no representation as to the weight bearing capacity of the Premises. Shelving, machinery, fixtures, equipment, materials and the like which may be placed on the Premises by Tenant shall be at Tenant’s own risk.

Section 3.6 - Entry by Landlord. Landlord or its authorized representatives shall have the right to enter the Premises at all reasonable times, upon reasonable advance notice of at least one (1) business day being deemed reasonable (and, provided further, that notwithstanding anything to the contrary herein, such notice may be given by electronic mail only), for the following purposes: (a) inspecting the same; (b) making any necessary repairs thereto and performing any work therein that may be necessary by reason of Tenant’s failure to make any such repairs or perform any such work

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or to commence the same after written notice from Landlord; (c) showing the Unit to prospective buyers; (d) showing the Premises to prospective tenants during the last twelve (12) months of the Term; or (e) in the event of an emergency or entry to perform repairs necessary to preserve the Premises or Unit, provided that no such advance notice shall be necessary in such event. Nothing herein shall be deemed or construed as a duty upon the part of Landlord to do any such repairs upon Tenant’s default in failing to perform the same. No such entry of the Landlord onto the Premises shall entitle Tenant to an abatement of any sums payable hereunder or constitute a breach of Landlord’s covenant of quiet enjoyment or an actual or constructive eviction in whole or in part.

Section 3.7 - Rules and Regulations of Landlord. The rules and regulations regarding the Unit attached to and made a part of this Lease as Exhibit B (“Rules and Regulations”), as well as any other and further reasonable rules and regulations which shall be made by Landlord shall be observed by Tenant and by Tenant’s officers, employees, servants, agents, subtenants, contractors and invitees. Landlord reserves the right to rescind any presently existing rules applicable to the Unit and to make such other and further reasonable rules and regulations as, in its judgment, may from time to time be desirable for the safety, care and cleanliness of the Unit for the preservation of good order therein, which rules, when so made and notice thereof given to Tenant, shall have the same force and effect as if originally made a part of this Lease. Any rules shall be equally applicable to all tenants in the Unit. Nothing herein shall be construed to give Tenant or any other party any claim, demand or cause of action against Landlord arising out of the violation of such Rules and Regulations by any other tenant or visitor of the Unit, or out of the enforcement, modification or waiver of the Rules and Regulations by Landlord in any particular instance.

Section 3.8 - Signs.

(a)    No sign, advertisement or notice shall be affixed to or placed upon any part of the Premises, Unit or Property by Tenant, except in such location and manner and of such size, design and color as shall be previously approved by Landlord, in writing, which approval shall not be unreasonably withheld, conditioned or delayed. Any sign, advertisement or notice so placed or affixed shall comply with all Applicable Laws. If Tenant erects a sign without Landlord’s prior approval, then Landlord may remove it and repair any damage caused by the installation or removal of the sign at Tenant’s sole cost and expense. Tenant shall pay to Landlord such costs and expenses within five (5) days of a submission of a bill by Landlord.

(b)    Landlord, at Landlord’s expense, shall provide Tenant with standard signage on the Unit directory, in the main lobby directory and elevator lobby signage on Tenant’s floor, provided, however, that any changes or replacements of such signs after the initial installation shall be at Tenant’s expense. Additionally, Tenant shall have the right to install its name and logo on the main entrance to the Premises, at Tenant’s expense, provided that Landlord shall have prior approval rights to any such entrance signage, which approval shall not be unreasonably withheld, conditioned or delayed.

Article IV- Quiet Enjoyment

Tenant shall, upon paying the Basic and Additional Rent reserved hereunder and observing and performing all of the terms, covenants and conditions on Tenant’s part to be observed and performed, peaceably and quietly, have and hold the Premises, without hindrance or molestation by any person or persons lawfully claiming by, through or under Landlord, subject, however, to the terms of this Lease and to any fee mortgage or other matters of record, but it is understood and agreed that this covenant and any and all other covenants of Landlord contained in the Lease shall be binding upon Landlord and Landlord’s successors only with respect to breaches occurring during Landlord’s and Landlord’s successors’ respective ownership of Landlord’s interest hereunder.

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Article V - Delivery of Premises, Tenant’s Work, Alterations and Maintenance

Section 5.1 - Improvements by Landlord.

(a)    Upon the execution of this Lease, Landlord agrees to make or cause to be made the improvements to the Premises described in Exhibit C attached hereto and incorporated into this Lease (“Landlord’s Work”). Landlord’s Work shall be accomplished in a workmanlike manner in compliance with all Applicable Laws. Landlord’s Work shall be deemed “Substantially Complete” upon the issuance of a statement by Landlord’s architect confirming Landlord’s Work has been completed with only minor punch-list items outstanding or that Landlord’s Work would have been completed but for a Tenant Delay (as defined in Section 1.3(c) above). The Commencement Date shall occur upon delivery of the Premises to Tenant with Landlord’s Work Substantially Complete. Landlord agrees to complete any punch-list items as soon as reasonably possible following the Commencement Date.

(b)    Notwithstanding anything to the contrary herein, Landlord shall only be required to spend up to One Million Sixty Thousand Three Hundred Fifty and NO/100 Dollars ($1,060,350.00) on the Landlord’s Work for the Premises (the “Landlord’s Work Cap”) and Tenant shall be responsible for any and all costs for the Landlord’s Work which exceed such amount. Landlord and Tenant shall work together to mutually agree upon the best way to handle the physical construction of the Premises in phases, to maximize economies of scale and to manage supply chain issues.

(c)    Tenant shall fund all costs related to the Landlord’s Work. Landlord shall submit invoices to Tenant related to the Landlord’s Work and Tenant shall pay such invoices directly within ten (10) business days of receipt and shall provide proof of payment to Landlord. If Tenant does not pay any such invoice within such ten (10) business day period, Landlord shall have the right to immediately stop any and all construction activities for Landlord’s Work and such work stoppage shall be a Tenant Delay. Provided that all costs and fees for the Landlord’s Work have been paid in full, Landlord shall reimburse Tenant for the costs to complete the Landlord’s Work, which amount shall not exceed the Landlord’s Work Cap, within ten (10) business days after the Commencement Date. Notwithstanding anything to the contrary herein, if Landlord fails to make such reimbursement of the Landlord’s Work Cap, Tenant shall have the right to apply any unpaid reimbursement to any amount of Basic Rent owed under the Lease, provided that any application of such amounts towards Basic Rent can only cover up to one-half of the amount of Basic Rent owed for such month. A final true-up and accounting shall be performed after completion of construction of the Landlord’s Work, in order to document all costs of the Landlord’s Work. If the cost of Landlord’s Work does not exceed the Landlord’s Work Cap, Tenant may utilize any amount remaining towards the purchase of furniture, installation of telecommunication and data wiring, security system, signage or moving costs.

(d)    Landlord shall perform the Landlord’s Work on a so-called “open book” basis and will consult with Tenant on the budget for the Landlord’s Work. Landlord shall charge a three percent (3%) project management fee, which fee shall be applied to the Landlord’s Work Cap and paid by Tenant directly after the cost of the Landlord’s Work exceeds the Landlord’s Work Cap.

(e)    Landlord’s contractor, Faros Construction LLC, shall be the general contractor for the Landlord’s Work. Landlord shall competitively bid the Landlord’s Work with at least three (3) acceptable qualified subcontractors for each trade. Following receipt of the bids, Landlord shall provide Tenant with an itemized statement of estimated construction costs, including fees for permits, and architectural and engineering fees. Tenant shall have five (5) business days to approve or object to the budget. If Tenant objects to the proposed budget, Tenant shall provide reasonably specific reasons for its objection and shall submit a revised budget for Landlord’s review. In the event that Tenant fails to respond to a proposed budget within such five (5) business day period, the budget

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shall be deemed approved. In the event that Tenant objects to a proposed budget, then Landlord may stop all work related to the Landlord’s Work until the budget is approved by both Landlord and Tenant. Should the budget show that the cost of the Landlord’s Work will exceed the Landlord’s Work Cap, Tenant shall deposit with Landlord the total amount of the excess cost or fund the proportional share of the anticipated excess with every construction payment that is issued by Landlord.

(f)    After the initial budget is approved by both Landlord and Tenant, during the construction process Landlord shall inform Tenant of any change in budgeted items which vary by 5% or more. If the budgeted item increases in cost, Tenant shall have three (3) business days to approve or object to the change. If Tenant fails to approve the change within such three (3) business day period, then Landlord may stop all work related to the Landlord’s Work until the revised budget is approved by both Landlord and Tenant and Tenant has deposited the overage, if any, with Landlord.

Section 5.2 - Condition. Tenant acknowledges that the taking of possession of the Premises by Tenant shall be conclusive evidence that the Premises were in satisfactory condition at the time such possession was taken, including Substantial Completion of Landlord’s Work, but excluding any identified punch-list or other specified items. In addition, Tenant shall have a period of thirty (30) days following the Commencement Date to notify Landlord regarding any other unsatisfactory or incomplete items required to be completed by Landlord as part of Landlord’s Work. Except as expressly provided herein, Tenant agrees that it has accepted the Premises in an “AS IS, WHERE IS” condition. The parties hereby agree that Landlord and Landlord’s agents have not made, and Tenant has not relied upon, any representations, warrantees, either expressed or implied, or promises with respect to the physical condition of the Premises or Property, the rents, leases, expense of operation or any other matter or thing affecting or related to the Property or Premises except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.

Section 5.3 - Alterations by Tenant. Tenant shall make no changes, renovations, improvements, alterations or additions to the Premises or any other portion of the Unit or Property (“Tenant Alterations”), without the prior written permission of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall submit plans and specifications for any such Tenant Alterations to Landlord and obtain Landlord’s written consent prior to commencing any such work in connection with such Tenant Alterations. Landlord reserves the right to require all approved work to be done under Landlord’s supervision using Landlord’s approved contractors, all at Tenant’s cost and expense. All Tenant Alterations shall be performed in a good and workmanlike manner by properly licensed contractors approved in writing by Landlord and shall be in compliance with all Applicable Laws. In connection with any Tenant Alterations, Tenant shall secure all insurance requirements set forth in Exhibit D. If the Tenant Alterations are performed by Tenant’s contractors, then Tenant shall supply fully-executed lien waivers from any contractors who perform work or furnish materials to or on the Premises upon completion of the Tenant Alterations or prior to the commencement of the work if permitted by Applicable Laws. Tenant shall be required to remove any Tenant Alterations (other than Cosmetic Alterations) upon the expiration or earlier termination of this Lease if Landlord requires removal when providing its consent to such Tenant Alteration. If applicable, Tenant shall also obtain all required approvals of the Executive Board of the Nova Place Condominium required with respect to the Tenant Alterations and shall fully comply with all requirements of the Condominium relating to such Tenant Alterations. Notwithstanding anything to the contrary set forth in this Lease, Tenant shall be permitted to make Tenant Alterations, upon notice to Landlord (which shall include reasonable details) but without obtaining Landlord’s prior written consent, to make so-called decorative and/or cosmetic alternations to the Premises (including, but not limited to, hanging pictures and whiteboards, minor painting, and installing minor floor coverings

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and related products) which do not involve or which might affect any structural or exterior element of the Building, any area or element outside of the Premises, or any Building/Property system or facility serving any area of the Building/Property outside of the Premises, or which will require unusual expense to re-adapt the Premises to normal office use on the termination or expiration of the Lease (collectively, “Cosmetic Alterations”), which Cosmetic Alterations shall not exceed Ten Thousand and 00/100 Dollars ($10,000.00) per alteration or Twenty Thousand and 00/100 Dollars ($20,000.00) in the aggregate in any calendar year.

Section 5.4 - Maintenance by Tenant. Tenant shall, throughout the Term, take good care of and maintain the Premises and the fixtures and appurtenances therein in good condition and, at its sole cost and expense, make all necessary repairs to the interior of the Premises, except those required of Landlord under the terms of this Lease, as and when needed to preserve them in good working order and condition, reasonable wear and tear and damage from the elements, fire or other casualty not the fault of Tenant excepted. When used in this Article, the term “repairs” shall include all necessary replacement and renewals. Notwithstanding the foregoing, all damage or injury to the Premises or to any other part of the Property or to the fixtures, equipment and appurtenances, thereto, whether requiring structural or nonstructural repairs, caused by or resulting from negligence, carelessness, omission, neglect or improper conduct of Tenant, its servants, employees, invitees or licensees, shall be repaired promptly by Tenant at its sole cost and expense, to the reasonable satisfaction of Landlord. Tenant shall also repair all damage to the Premises or Property caused by the moving of Tenant’s fixtures, furniture or equipment. All such repairs shall be done in a good and workmanlike manner. There shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Tenant or others, excluding Landlord, making or failing to make any repairs, alterations, additions or improvements in or to any portion of the Property or in and to the fixtures, appurtenances or equipment thereof. Tenant shall also, at Tenant’s expense, repair and refurbish the Premises and any part and portion thereof from time to time to assure that the same are kept in a first class, tenantable and attractive condition throughout the Term.

Section 5.5 - Landlord’s Services. Landlord shall furnish the Premises with the services described on Exhibit E attached hereto and incorporated herein (“Landlord Services”) on the days and times provided therein. Landlord shall not be liable for failure to furnish any of the Landlord Services when such failure is caused by Force Majeure (as defined in Section 13.17 below) or Applicable Laws; nor shall Landlord be liable for loss of or injury to property however occurring through or in connection with or incidental to the furnishing of any of the foregoing, nor shall such failure relieve Tenant from its duty to pay the full amount of rent herein reserved, or constitute or be construed as a constructive or other eviction of Tenant.

Section 5.6 - Maintenance by Landlord. Except for repairs required due to the negligence, carelessness, omission, neglect or improper conduct of Tenant, its officers, employees, agents, servants, contractors, licensees or invitees, which shall be Tenant’s responsibility, Landlord, in its discretion, shall make all reasonably necessary repairs to the Unit, within a reasonable time after written notice from Tenant, to the roof, foundation, exterior walls of the Unit and to any plumbing, heating, air conditioning or electrical systems located in, servicing or passing through the Premises within a reasonable time after written notice from Tenant or otherwise on the ordinary course of business consistent with similar buildings in Allegheny County, Pennsylvania. Tenant agrees to give Landlord prompt notice of any defective condition in any of the structural parts of the Unit or any such systems. Landlord shall never be liable for any delay or failure to make repairs which are Landlord’s responsibility hereunder, if Tenant has actual knowledge of the need for repair and has failed to give Landlord notice of the need to make such repairs within a reasonable time period. Landlord shall also maintain the common areas of the Unit and the Property in good condition and repair and shall remove snow and ice from the walkways in a reasonably prompt manner. In addition, Landlord shall maintain, or cause the utility providers to maintain, all water, sewer, electric, gas and

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other utility lines serving the Unit. Landlord reserves the right to stop services of heating, air conditioning, plumbing, electrical systems and other utility services when necessary by reason of accident or emergency or for repairs, alterations, replacements or improvements or if, in the reasonable judgment of Landlord, such repairs are necessary or desirable until said repairs, alterations, replacements or improvements shall have been completed. Notwithstanding the foregoing, Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant’s business in making any such repairs. Landlord agrees to give Tenant reasonable written notice (which, notwithstanding anything to the contrary herein, may be given by electronic mail) prior to interrupting utility service and HVAC systems to the Premises, except in the event of an emergency when no such prior notice shall be required. Landlord shall have no responsibility or liability for interruptions in heat, air conditioning, plumbing and electrical and utility services to the Premises during said period or when prevented from doing so or so doing by Force Majeure, by any cause beyond Landlord’s control, by Applicable Laws or failure of coal, oil, gas or other suitable fuel supplies.

Section 5.7 - Liens. Nothing contained in this Lease shall be construed as a consent on the part of the Landlord to subject the estate of the Landlord to liability under the Mechanic’s Lien Law of the Commonwealth of Pennsylvania, for of Tenant’s Alterations or other work performed by or done on behalf of Tenant, it being expressly understood that the Landlord’s estate shall not be subject to such liability. Tenant shall strictly comply with The Mechanic’s Lien Law of 1963 of the Commonwealth of Pennsylvania as set forth in 49 P.S. § 1301 et. Seq., or any successor statute. In the event that a mechanics’ lien claim of lien is filed against the Unit or any portion of the Project, in connection with any of Tenant’s Alterations or other work performed by or done on behalf of Tenant, Tenant shall satisfy or shall deposit a bond or a sum with the Court of Common Pleas of Allegheny County in an amount sufficient to cause the Court to release the lien against the Unit or any portion of the Project pending the resolution of the challenge, within twenty (20) days from receipt of written notice of the filing thereof. In the event that Tenant fails to satisfy, bond or deposit such sums within said twenty (20) day period, Landlord may, but shall not be obligated to, do so and thereafter charge Tenant as Additional Rent, all costs incurred by Landlord in connection with satisfaction of such claim, including reasonable attorney’s fees and interest at a rate of 8% per annum, or the highest rate permitted by Applicable Law, whichever is greater (the “Default Rate”). Further, Tenant agrees to indemnify, defend and save the Landlord harmless from and against any damages or loss incurred by the Landlord as a result of any such mechanics’ claim of lien including but not limited to reasonable attorney’s fees and costs. If so requested by the Landlord, the Tenant shall execute a “No-Lien Agreement,” which may, in the Landlord’s discretion, be recorded in the Department of Real Estate of Allegheny County, Pennsylvania for the purpose of protecting the Landlord's estate from mechanics’ claims of lien, as provided in 49 P.S. § 1402. The Security Deposit paid by the Tenant, if any, may be used by the Landlord for the satisfaction or transfer of any mechanics’ claim of lien as provided in this Section, but such use shall not be deemed to cure such default and upon demand Tenant will promptly reimburse the Security Deposit or any portion of it used. This Section shall survive the termination of this Lease.

Section 5.8 - Landlord’s Liability. Except to the extent caused by Landlord’s negligence or willful misconduct, Landlord shall not be liable for any damage or injury to any person(s), including bodily injury or death, or to any property of Tenant or of any other person from water, rain, snow, ice, sewerage, soot, gas, petroleum or electricity which may leak into or issue or flow from any part of the Premises or of the Property, or from the bursting, breaking, obstruction, leaking or any defect of any of the pipes or plumbing appliances or from electric wiring or other fixtures on the Premises, Unit or Property or from the condition of the Premises, Unit or Property, or from the street or subsurface.

Section 5.9 - Interruption of Service. No interruption or curtailment of any service or maintenance, repair or replacement in the Unit or other portions of the Property shall entitle Tenant to any claim against Landlord or to any abatement of Rent, nor shall the same constitute constructive

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or partial eviction or disturbance of Tenant’s use and possession of the Premises or rights under this Lease, nor shall Landlord be liable to Tenant for consequential or other damages of any kind or nature, in each case regardless of whether or not Landlord shall have received notice of the same and regardless of any negligence of Landlord or any of its agents or contractors. However, Landlord shall exercise diligent efforts to minimize any interruption of services.

Section 5.10 - Security. Landlord may from time to time, but shall not be obligated to, provide one or more attendants to patrol the Project, and the costs of such services shall constitute Operating Costs in accordance with the provisions of Section 2.6 hereof. Tenant expressly acknowledges and agrees that, if provided: (i) such attendants shall not serve as police officers, and will be unarmed, and will not be trained in situations involving potentially physical confrontation; and (ii) such attendants will be solely an amenity to tenants of the Unit and Project for purposes such as assisting visitors and invitees of tenants and others in the Unit and Project, monitoring fire control and alarm equipment, and summoning emergency services to the Unit and Project as and when needed, and not for the purpose of securing any individual tenant premises or guaranteeing the physical safety of the Premises, Unit, Project or the personal property or of Tenant’s employees, agents, contractors or invitees. Landlord expressly disclaims any and all responsibility and/or liability for the physical safety of Tenant’s property, and for that of Tenant’s employees, agents, contractors and invitees, and, without in any way limiting the operation of Article VI hereof, Tenant, for itself and its agents, contractors, invitees and employees, hereby expressly waives any claim, action, cause of action or other right which may accrue or arise as a result of any damage or injury to the person or property of Tenant or any such agent, invitee, contractor or employee, except to the extent due to the gross negligence or willful misconduct of Landlord or its employees, agents or contractors. Tenant agrees that, as between Landlord and Tenant, it is Tenant’s responsibility to advise its employees, agents, contractors and invitees as to necessary and appropriate safety precautions.

Article VI - Insurance and Indemnification

Section 6.1 - Property Insurance. Landlord shall keep the Unit insured against loss or damage by fire and against loss or damage by other risks and such other risks or hazards as are customarily insured against at the time in connection with buildings of similar type in the locality, with due regard to the type of construction, use and occupancy of the Unit. Landlord shall not be required to insure Tenant’s leasehold improvements or the personal property or fixtures belonging to Tenant or its employees and located on the Premises.

Section 6.2 - Tenant’s Insurance. At all times subsequent to the execution of the Lease and during its full term, Tenant, at its sole cost and expense, shall procure and maintain the following insurance policies in the minimum amounts required below:

(a)    Property Insurance. Tenant shall obtain and maintain Property insurance covering all owned furniture, fixtures, and equipment and other personal property; tenant improvements and betterments to the extent they have not become the property of the Landlord; as well as property of others associated with the operation of Tenant’s business and Premises that Tenant is responsible for insuring. The amount of insurance shall be equivalent to the full replacement cost value of the insured property, subject to an Agreed Amount Endorsement without consideration for coinsurance. Coverage shall be provided on an “All Risk” or Special Perils basis covering all risks of physical loss except those specifically excluded in the policy. The covered perils shall include, but not be limited to, fire and extended coverage, theft, vandalism, malicious mischief, collapse, debris removal, and building ordinance and law, flood, earthquake and certified acts of terrorism. Loss of Business Income and Extra Expense coverage are to be afforded on an actual loss sustained basis, without monthly limitation and in an amount equal to at least twelve (12) months projected net income, after deduction for non-continuing expenses following a loss.

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It is understood and agreed that Tenant assumes all risk of damage to its property arising from any cause whatsoever. Tenant also agrees that Landlord and Landlord’s property manager shall not be responsible or liable to Tenant, or those claiming by, through or under Tenant, for any loss or damage including loss of use, that may be occasioned by or through the acts or omissions of persons occupying any part of the Premises adjacent, adjoining or connected to the Premises.

(b)    Commercial General Liability Insurance. Tenant agrees to maintain in full force and effect, Commercial General Liability insurance written on the most current Insurance Services Office (ISO) form, CG 00 01 12 07, or an equivalent policy, that provides coverage on an occurrence basis and affords the following minimum limits of liability:

Combined Single Limit for Bodily Injury and Property Damage	$2,000,000.00 per occurrence
Personal Injury and Advertising Injury	$1,000,000.00 per occurrence
Products/ Completed Operations	$1,000,000.00 aggregate
General Aggregate Limit	$2,000,000.00 aggregate
Medical Expense	$5,000.00 per person
Fire Legal Liability	$100,000.00 per fire

If coverage is provided for more than one premises under Tenant’s policy, the General Aggregate limit shall apply on a “per location” basis.

(c)    Liquor Liability Insurance. Intentionally deleted.

(d)    Automobile Liability Insurance. Tenant shall maintain in full force and effect Automobile Liability insurance, if applicable, covering all owned, non-owned and hired vehicles used in the course of its operations. Such coverage shall be maintained with minimum limits of not less than $1,000,000.00 combined single limit per accident or loss for bodily injury and property damage. The minimum required Auto Liability insurance requirements may be satisfied alone or in combination with the required Umbrella Liability insurance.

(e)    Workers’ Compensation Insurance. Tenant shall maintain in full force and effect Workers’ Compensation insurance providing statutory coverage in all states of operation for Workers’ Compensation claims and Employers Liability coverage subject to the following minimum limits or the minimum underlying Employers Liability limits required by Tenant’s Umbrella Liability insurer:

Bodily Injury by Accident	$1,000,000.00 each accident
Bodily Injury by Disease	$1,000,000.00 each employee
Bodily Injury by Disease	$1,000,000.00 policy limit

The minimum Employers Liability limits may be satisfied alone or in combination with your Umbrella Liability insurance.

(f)    Umbrella Liability Insurance. Tenant shall maintain in full force and effect Umbrella Liability insurance that provides excess follow-form coverage over the underlying Commercial General Liability, Automobile Liability, and Employers Liability coverages previously described. The Umbrella policy shall provide minimum per occurrence and aggregate limits of liability of $5,000,000.00. If the underlying Commercial General Liability aggregate limit applies on a “per location” basis, the Umbrella Liability aggregate limit shall provide follow-form coverage on the same basis.
(g)    Modification of Insurance. Landlord reserves the right to request additional types of insurance that are pertinent and necessary for the proper protection of Tenant’s business operations

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or changes in the above mentioned minimum insurance requirements due to increase in risk, inflation and/or changes in insurance standards or laws.

(h)    Deductibles. None of Tenant’s required insurance policies shall be subject to a per occurrence or per accident deductible or self-insured retention that exceeds Twenty-Five Thousand and NO/100 Dollars ($25,000.00) without the prior written approval of Landlord.

(i)    Additional Interests. All of Tenant’s required insurance policies, with the exception of the Property and Workers’ Compensation Insurance, shall extend coverage to Landlord and its property manager (currently, Faros Property Management LLC) and their members, managers, officers, directors and employees, as Additional Insureds.

The limits of Tenant’s insurance shall not limit Tenant’s liability under the Lease, at law, or in equity.

Neither the insurance requirements set forth in this Lease nor Landlord’s review and approval of any insurer or insurance policy shall be deemed to limit Tenant’s obligations under this Lease or Tenant’s underlying liability in any manner. The insurance requirements herein merely prescribe the minimum amounts and forms of insurance coverage that Tenant and their contractors are required to carry. Any failure by Landlord to enforce in a timely manner any of the provisions of this Lease shall not act as a waiver to enforcement of any of such provisions at a later date.

Section 6.3 - Increase in Insurance Premiums. Tenant shall pay any increase in the insurance rates or premiums on policies of insurance carried by Landlord on the Property caused by Tenant’s acts or omissions or any change in the character of Tenant’s actual use of the Premises from the use authorized in Section 3.1 above. Tenant shall pay these increases as Additional Rent within fifteen (15) days after presentation of a copy of a bill for the same by Landlord.

Section 6.4 - Qualifications of Insurers. All insurance required to be maintained by Tenant under this Article shall be by valid and enforceable policies of insurers of recognized responsibility who are authorized to do business in the Commonwealth of Pennsylvania, and shall maintain an A.M. Best financial rating of A- VIII or higher. Each of Tenant’s required insurance policies, with exception of the Workers’ Compensation Insurance, shall provide Landlord with thirty (30) days advance written notice of policy cancellation or non-renewal. In the event of cancellation due to non-payment of premium, ten (10) days advance written notice may be provided.

Section 6.5 - Evidence of Insurance. Tenant shall furnish the following certificates of insurance to Landlord (a) prior to entry upon the Premises, and (b) within fifteen (15) days of each subsequent policy renewal:

(i)    Property Insurance/Builders Risk Insurance shall be evidenced on an ACORD 27 Evidence of Property Insurance certificate, with an authorized representative’s signature and Landlord named as Certificate Holder.

(ii)    Evidence of required Commercial General Liability, Automobile Liability, Workers’ Compensation, and Umbrella Liability coverages shall be outlined on an ACORD 25-S Certificate of Liability Insurance form, with an authorized representative’s signature and Landlord shall be named as Certificate Holder. Landlord and Landlord’s property manager (currently, Faros Property Management LLC) shall be named as Additional Insureds in accordance with Section 6.2(i) above.

Section 6.6 - Indemnification. To the extent allowed by Applicable Law, in addition to all other indemnities provided by Tenant in this Lease, except to the extent due to the negligence or other misconduct of Landlord, its property manager or either of their members, managers, employees or

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agents, Tenant shall defend, indemnify and save harmless Landlord, its property manager and either of their members, managers, agents and employees against and from all liabilities, suits, actions, damages, liability and expense, penalties, claims and costs which may be imposed upon or incurred by or asserted against Landlord or its property manager or either of their members, managers, agents or employees to the extent arising out of Tenant’s use or occupancy of the Premises or any part thereof or occasioned wholly or in part by any act or omission of Tenant, its officers, agents, contractors, employees, subtenants, servants, invitees, licensees or concessionaires on or about the Premises or Property, including, but not limited to, any of the following:

(a)    Any work done in, on or about the Premises or any part thereof by or on the request of Tenant, its officers, agents, contractors, sub-contractors, servants, employees, subtenants, licensees, invitees or concessionaires;

(b)    Any negligence or otherwise wrongful act or omission on the part of Tenant or any of its officers, agents, contractors, sub-contractors, servants, employees, subtenants, licensees, invitees or concessionaires;

(c)    Any accident, injury or damage to any person or property occurring in, on or about the Premises; or

(d)    Any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or complied with.

In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant, upon written notice from Landlord, shall, at Tenant’s expense, resist or defend such action or proceeding by counsel approved by Landlord in writing, which approval Landlord shall not unreasonably withhold. Tenant’s indemnity, as stated above, shall survive the expiration or other termination of this Lease.

Section 6.7 - Tenant Waiver; Mutual Waiver of Subrogation. Tenant agrees to release Landlord and Landlord’s property manager and waive all claims for recovery for any direct or indirect damage to property located within or upon or constituting a part of the Premises or liability claims resulting in connection with Tenant’s operations that are caused during the term of this Lease, or any extension or renewal thereof, by the fault or negligence of Tenant or Tenant’s agents, servants, contractors, subcontractors or employees, to the extent that such damage or liability is covered under Tenant’s insurance in force at the time of loss. Without limitation of the foregoing, each party’s required Property, Commercial Liability, Automobile Liability and Umbrella Liability insurance policies shall contain Waiver of Subrogation provisions that permit such release and deny to the insurer rights of subrogation against the other party (and with respect to Landlord, its property manager) to the extent these rights have been waived by the applicable party prior to the occurrence of loss. During the course of any construction by Tenant or of the performance of any Tenant Alterations, Tenant and Tenant’s contractor shall provide a Workers Compensation Waiver of Subrogation in favor of Landlord and Landlord’s property manager.

Section 6.8 - Landlord Indemnification. Except to the extent due to the negligence or willful misconduct of Tenant, its members, managers, agents and employees, Landlord shall defend, indemnify and save harmless Tenant and its members, managers, agents and employees against and from all liabilities, suits, actions, damages, liability and expense, penalties, claims and costs (including reasonable attorneys’ fees) which may be imposed upon or incurred by or asserted against Tenant or its members, managers, agents or employees to the extent arising from Landlord’s negligence or willful misconduct. In the event that any action or proceeding is brought against Tenant by a third party by reason of any such claim, Landlord, upon written notice from Tenant, shall, at

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Landlord’s expense, resist and defend such action or proceeding. Landlord’s indemnity, as set forth in this Section 6.8, shall survive the expiration or other termination of this Lease.

Article VII - Damage and Condemnation

Section 7.1 - Damage and Destruction.

(a)    In the event that the Premises, or any part thereof, or access thereto, shall be damaged or destroyed by fire or other insured casualty, but Tenant shall continue to have safe and reasonably convenient access to the Premises and the Premises shall not thereby be rendered unfit for use and occupancy by Tenant for the use set forth in Section 3.1 above, Landlord shall repair such damage or destruction (except damage or destruction to Tenant’s property or Tenant’s Alterations) with reasonable diligence. During the period when such repair work is being conducted, the rent shall not be abated or suspended.

(b)    In the event that the Premises or any part thereof, or access thereto, shall be so damaged or destroyed by fire or other insured casualty that Tenant shall not have safe and reasonably convenient access to the Premises or the Premises shall thereby be rendered unfit for use and occupancy by Tenant for the use set forth in Section 3.1 above, and if in the reasonable judgment of Landlord the damage or destruction may be repaired within one hundred twenty (120) days from the time the repair work would commence, then Landlord shall so notify Tenant within sixty (60) days after the occurrence of the damage or destruction and Landlord shall repair such damage or destruction (except damage or destruction to Tenant’s property, Tenant’s Work or Tenant’s alterations or improvements) with reasonable diligence. If in the reasonable judgment of Landlord the Premises or means of access thereto cannot be repaired within one hundred twenty (120) days from the time the repair work would commence and Landlord does not give Tenant the notice referred to in this subsection, then either party shall have the right to terminate this Lease by giving written notice of such termination to the other party within the period of sixty (60) to seventy- five (75) days after the occurrence of such damage or destruction. If neither party gives such notice of intention to terminate this Lease, then Landlord shall repair the damage or destruction with reasonable diligence.

(c)    In the event that Tenant shall not have reasonably convenient access to the Premises or the Premises shall otherwise be rendered unfit for the use set forth in Section 3.1 above by Tenant by reason of such damage or destruction, and if such damage or destruction was not caused by the negligence or willful act or omission of Tenant or any of its officers, employees, contractors, agents, subtenants or invitees, then the Basic Rent and Additional Rent shall be equitably suspended or abated until Landlord shall have substantially completed the repair of the Premises and the means of access thereto and, if applicable, the appropriate municipal entity shall have issued a certificate of occupancy for the Premises.

(d)    In addition to and apart from the foregoing provisions of this Article, (i) if more than twenty-five percent (25%) of the Premises shall be totally or almost totally damaged or destroyed by fire or other cause and if such damage or destruction was not caused by the negligence or willful act or omission of Tenant or any of its officers, employees, contractors, subtenants, agents or invitees at any time during the last twelve (12) months of the Term or any renewal thereof, either Landlord or Tenant may terminate this Lease by giving notice of such termination to the other party within thirty (30) days after the occurrence of such damage or destruction, and (ii) if the Unit is damaged or destroyed by fire or other cause to such extent that the cost to repair the damage or destruction, as reasonably estimated by Landlord, will be more than twenty-five percent (25%) of the replacement value of the Unit immediately prior to the occurrence of such damage or destruction, then, whether or not the Premises are damaged, Landlord may terminate this Lease by giving notice of such

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termination to Tenant within thirty (30) days after the occurrence of such damage or destruction.

(e)    No damages, compensation or claim shall be payable by Landlord to Tenant, or any other person, by reason of inconvenience, loss to personal property, loss of business or annoyance arising from any damage or destruction, or any repair thereof, as is referred to in this Article.

(f)    In addition to and apart from the foregoing provisions of this Article, in the event any mortgagee under a mortgage deed or security agreement on the Unit or Land should require that the insurance proceeds be used to retire the mortgage debt, Landlord shall have no obligation to rebuild and this Lease shall terminate upon notice to Tenant. Except as hereinafter provided, any insurance which may be carried by Landlord or Tenant against loss or damage to the Property, Unit or Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

Section 7.2 - Taking of All. If at any time during the Term all or materially all of either the Premises, Unit or Property, or so much of the Premises, Unit or Property that the remaining area can no longer properly be used for the purpose for which the same was being used prior to such taking, as reasonably determined by Landlord, shall be taken by condemnation or eminent domain or for any public or quasi-public use under any statute, including a deed to the condemning authority in lieu of taking, then this Lease shall terminate and expire on the date that Tenant shall be deprived of possession by the taking authority, and the Basic Rent and Additional Rent provided to be paid by Tenant shall be apportioned and paid to the date such possession is taken. In such event, any award received or sum accepted by a compromise disposition or otherwise as a result of such condemnation or taking shall be distributed to Landlord only. Tenant shall have the right to file and receive compensation for moving expenses and costs or loss to which Tenant might be put in removing Tenant’s equipment, but not for the leasehold and provided the same does not reduce or diminish Landlord’s award.

Section 7.3 - Taking of Less Than All. If at any time during the Term any lesser portion of the Premises, Unit or Property than that described in Section 7.2 shall be taken in any eminent domain or condemnation proceeding or deed in lieu thereof, which does not materially alter Tenant’s use of the Premises, then this Lease shall continue and, if any portion of the Premises shall have been taken, then Basic Rent and Additional Rent shall be proportionately reduced for the remainder of the Term based on the rentable floor area remaining after the taking.

Section 7.4 - Removal of Property. In the event of any damage to the Premises or the condemnation of all or a portion thereof, Tenant shall as soon as practicable (but no later than seven (7) Business Days after receiving a notice from Landlord) remove any and all of Tenant’s Removable Property (as defined herein) from the Premises or the portion thereof destroyed or taken, as the case may be, and if Tenant does not promptly so remove Tenant’s Removable Property, Landlord, at Tenant’s expense, may discard the same or may remove Tenant’s Removable Property to a public warehouse for deposit or retain the same in its own possession and at its discretion may sell the same at either public auction or private sale, the proceeds of which shall be applied first to the expenses of removal, storage and sale, second to any sums owed by Tenant to Landlord, with any balance remaining to the paid to Tenant; if the expenses of such removal, storage and sale shall exceed the proceeds of any sale, Tenant shall pay such excess to Landlord upon demand. As used herein “Removable Property” shall mean all articles of personal property and all business and trade fixtures, furniture, moveable partitions, freestanding cabinet work, machinery and equipment owned or installed by Tenant or any party claiming by, through or under Tenant. Tenant shall be solely responsible for arranging for any visits to the Premises by Tenant’s insurance adjuster that may be desired by Tenant prior to the removal of Tenant’s Removable Property by Tenant or Landlord, as provided in this paragraph or the performance by Landlord of any restoration work and Landlord shall be under no obligation to delay the performance of same, nor shall Landlord have any liability to Tenant in the event that Tenant fails to do so. Tenant shall promptly permit Landlord access to the

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Premises for the purpose of performing any evaluation or the restoration work.

Article VIII - Assignment and Subleasing

Section 8.1 - Assignment and Subleasing.

(a)    Tenant shall not assign this Lease or sublet the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed subject to the terms of this Article. If Tenant shall desire to assign this Lease or sublet the Premises, Tenant shall submit to Landlord a written request for Landlord’s consent to such assignment or subletting, which request shall contain or be accompanied by the following information: (1) the name and address of the proposed assignee or subtenant; (2) the terms and conditions of the proposed assignment or subletting; (3) the nature and character of the business of the proposed assignee or subtenant and of its proposed use of the Premises; (4) any other terms agreed between Tenant and proposed assignee or subtenant; and (5) current financial information and any other information as Landlord may reasonably request with respect to the proposed assignee or subtenant. Additionally, if the proposed assignee or subtenant will be guaranteed by any person or entity, Tenant’s submission shall not be considered complete until the information described in (1) and (5) have been provided with respect to each proposed guarantor.

(b)    Landlord shall have the option, to be exercised by notice given to Tenant within twenty (20) days after the later of (1) receipt of Tenant’s request for consent or (2) receipt of such further information as Landlord may reasonably request pursuant to clause (a)(5) above (such request to be made within ten (10) days after Landlord’s receipt of Tenant’s initial information package) to either (aa) request a surrender of the Premises, such surrender to be effective on the earlier of (i) the 90th day following the exercise of the option by Landlord or (ii) the date of the commencement of the proposed assignment or subletting but not prior to 30 days from the date of Landlord’s notice of exercise of Landlord’s option hereunder; or (bb) grant or deny its consent to the proposed assignment or subletting.

Section 8.2 - Consent to Assignment or Subletting. If Landlord shall not exercise its option with respect to a surrender under Section 8.1(b)(aa) above, then Landlord shall not unreasonably withhold, condition or delay its consent to the proposed assignment or subletting referred to in Tenant’s notice provided the following additional conditions (fulfillment of which shall not of themselves preclude Landlord’s exercise of its further reasonable consent) shall be satisfied by Tenant:

(a)    no assignment or subletting shall be to a person or entity which does not have a financial standing and be of a character and be engaged in business, or propose to use the assigned or sublet premises in a manner in keeping with the standards in such respects of the other tenancies in the Property and the character of the community;

(b)    the assignment or subletting shall be expressly subject to all of the obligations of Tenant under this Lease and the proposed assignee or subtenant shall assume all of Tenant’s obligations under this Lease pursuant to an assumption agreement satisfactory to Landlord in both form and content and, without limiting the generality of the foregoing, any assignment or sublease shall impose at least the same restrictions and conditions with respect to use as are contained in Article III and shall specifically provide that there shall be no further assignment or subletting without the prior written consent of Landlord as provided in this Article and compliance with all of the procedures and restrictions with respect to such consent;

(c)    that part, if any, of the term of any such assignment or sublease or any renewal or extension thereof, which shall extend beyond the Expiration Date or earlier termination of the Term, if

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any, shall be a nullity;

(d)    Landlord shall be furnished with a duplicate original of the assignment or sublease within ten (10) days after the date of its execution;

(e)    there shall be no uncured default by Tenant under any of the terms, covenants and conditions of this Lease, of which Landlord has previously notified Tenant, at the time that Landlord’s consent to any such assignment or subletting is requested and on the date of the commencement of the term of any such proposed assignment or sublease;

(f)    Tenant shall pay to Landlord, as additional rent, an amount equal to fifty percent (50%) of the Assignment Profit (hereinafter defined) or Sublease Profit (hereinafter defined), as the case may be. “Assignment Profit” shall mean an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale or rental of Tenant’s fixtures and leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns) which is in excess of the Basic Rent and Additional Rent accruing pursuant to the terms hereof through the remainder of the Term, provided further that the parties agree that the Assignment Profit shall not in any event include the sale proceeds in connection with the sale of substantially all of the assets of Tenant (other than with respect to the value of Tenant’s fixtures and leasehold improvements). “Sublease Profit” shall mean, in any year of the Term (aa) any rents, additional charges or other consideration payable under the sublease to Tenant by the subtenant which is in excess of the Basic Rent and Additional Rent accruing during such year of the Term in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof and (bb) all sums paid for the sale or rental of Tenant’s fixtures and leasehold improvements, equipment, furniture or other personal property, less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns, which net unamortized amount shall be deducted from the sums paid in connection with such sale in equal monthly installments over the balance of the term of the sublease (each such monthly deduction to be in an amount equal to the quotient of the net unamortized amount, divided by the number of months remaining in the Term), provided further that the parties agree that the Sublease Profit shall not in any event include the sale proceeds in connection with the sale of substantially all of the assets of Tenant (other than with respect to the value of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property). The sums payable under this Article shall be paid to Landlord as and when due from the subtenant to Tenant. Tenant shall make reasonable efforts to collect said sums payable to Tenant by an assignee or subtenant, as the case may be;

(g)    Tenant shall not advertise, publicize or list in any way the availability of the Premises or state any proposed sublease rental rate without prior notice to and written approval by Landlord;

(h)    Tenant shall reimburse Landlord for any reasonable costs that may be actually incurred by Landlord in connection with any proposed assignment or sublease, including without limitation the costs of making investigations as to the acceptability of a proposed assignee or subtenant, and legal costs (which may include reasonably allocated in-house counsel fees) incurred in connection with its review of any requested consent;

(i)    The proposed subtenant shall not then be a tenant of any space in the Unit or Nova Place, or any affiliated corporation of any other tenant, or any other occupant of the Unit or Nova Place, or a Prospective Tenant (unless Landlord has otherwise consented). For the purposes of this Article, the term “Prospective Tenant” shall mean any person, corporation or other entity who has inspected space available for lease by Landlord in the Unit or by another Condominium Unit Owner

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of Nova Place within ninety (90) days prior to Tenant’s request for consent to an assignment or subletting;

(j)    Tenant fully complies with the provisions of Article 8;

(k)    The proposed use of the Premises shall be the same as Tenant’s Permitted Use and the proposed subtenant or assignee will not cause a breach of any provision of any existing lease for other space in the Unit;

(l)    Tenant shall not be released from responsibility for the performance of all of the terms and provisions of this Lease and the Tenant shall remain responsible for such performance;

(m)    The proposed assignment or sublease shall not be construed as modifying or limiting the rights of the Landlord under this Article;

(n)    The proposed assignment or sublease shall not be construed as modifying any provision of this Lease unless Landlord specifically consents in writing to the change;

(o)    The proposed assignment or sublease shall not be construed to apply to any transaction other than the one specifically consented to or acquiesced in; and

(p)    The proposed assignment or sublease shall not release any guarantor from its obligations under its guaranty.

Notwithstanding the foregoing, in no event shall Landlord ever be deemed unreasonable in denying its consent to an assignment of this Lease or subletting of the entire Premises: (i) if such assignment or subletting would allow the Premises be used for other than the Permitted Use or require alterations to the Premises inconsistent with the Permitted Use, or would require a use in conflict with an exclusive granted to another tenant in the Unit; or (ii) if there is a vacancy of comparably sized space in the Unit and if the terms and conditions of the assignment or subletting are less favorable for the landlord/sublessor than those conditions on which Landlord is then offering to lease such space; or (iii) if at the time of the request for Landlord’s consent and at the date of the sublease or assignment, Tenant shall be in breach or default of this Lease; or (iv) the assignee or subtenant is a Prospective Tenant (as defined in Section 8.2(i) above); or (v) the assignee or subtenant is a school, college, university or educational institution, whether or not non-profit; or (vi) the assignee or subtenant is a government, governmental or quasi-governmental organization, or any agency or subdivision thereof; or (vii) the assignee or subtenant is a tenant or subtenant of a tenant of Landlord or its affiliates, an occupant of the Unit or any other building in the county where the Unit is located owned by the Landlord or its affiliates; or (viii) any guarantor of this Lease refuses to consent to the assignment or sublease or to execute a written agreement reaffirming the guaranty, if applicable; or (ix) the assignee or subtenant is an entity or person whose projected or reasonably likely use of the Premises would classify the Premises as a “place of public accommodation” under the American with Disabilities Act of 1990, as may be amended from time to time, or furthermore whose projected or reasonably likely use of the Premises would create obligations in excess of Landlord’s obligations under this Lease but for the sublease or assignment or would conflict with the terms of any agreement then in effect with respect to the Unit.

Additionally, in the event that this Lease is assigned or if the Premises are sublet or occupied by anyone other than Tenant, Landlord may, at any time and from time to time, collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of the foregoing covenant, or the acceptance of the assignee, subtenant or occupant as a tenant or a release of the original named

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Tenant from the further performance by the original named Tenant hereunder or release the original named guarantor from its obligations under its guaranty. No assignment or subletting hereunder shall relieve Tenant from its obligations hereunder and Tenant shall remain fully and primarily liable therefor.

Section 8.3 - Division of Premises. If a part of the Premises is surrendered to Landlord pursuant to Section 8.1(b)(aa) above, then Landlord, at the cost and expense of Tenant, shall make such alterations as may be required physically to separate such surrendered space from the remainder of the Premises and shall make such repairs and alterations as may be required to restore to tenantable condition any part of the remainder of the Premises which is physically affected by such separation. Tenant shall afford Landlord and its tenants, assignees or undertenants reasonably appropriate means of ingress and egress to and from such surrendered space. Further, Landlord and Tenant shall execute and deliver a supplementary agreement modifying this Lease, as of the day following such surrender, by eliminating such surrendered space from the Premises, reducing the rents (Basic Rent and additional rent) payable hereunder by the amount allocable to such part of the Premises and appropriately modifying the other terms of the provisions of the Lease to reflect the elimination of such surrendered space from the Premises.

Section 8.4 - Documentation. No assignment of this Lease to a successor corporation or otherwise, shall be binding upon Landlord unless the assignee shall execute, acknowledge and deliver to Landlord an agreement, in recordable form, whereby the assignee agrees unconditionally to be bound by and to perform all of the obligations of Tenant hereunder and further expressly agrees that notwithstanding such assignment the provisions of this Article shall continue to be binding upon said assignee with respect to all future assignments; but the failure or refusal of the assignee to execute or deliver such an agreement shall not release the assignee from its liability for the obligations of Tenant hereunder assumed by acceptance or the assignment of this Lease.

Section 8.5 - Definition of Assignment. As used in this Lease, “assignment” shall mean: a transfer (by one or more transfers) of a majority of the stock or partnership/member or equity interests, or other evidences of ownership of Tenant as if such transfer were an assignment of this Lease; a merger or consolidation of Tenant, a transfer or sale of all or substantially all of Tenant's assets or stock, the division of Tenant into two (2) or more entities, any other transfer of the control or operation of Tenant by operation of law and any mortgage, pledge or hypothecation by Tenant of all or any of its interest in this Lease.

Section 8.6 - No Release. In the event of any assignment or subletting pursuant to the provisions of this Article Tenant shall not be relieved of its obligations under this Lease.

Section 8.7 - Permitted Transfers. Notwithstanding anything to the contrary herein, Landlord’s consent shall not be required where Tenant’s entire interest hereunder is assigned, or all or a portion of the Premises is subleased, to any of the following: (a) an entity wholly-owned by Tenant; (b) an entity into which or with which Tenant is merged or consolidated, (c) an entity controlled by or under common control with Tenant, or (d) an entity acquiring all or substantially all of Tenant’s assets or all or substantially all of Tenant’s ownership interest (including, but not limited to, stock or membership interest) (each a “Permitted Transferee”). Notwithstanding any such assignment or subletting, Tenant shall remain primarily liable for all of its obligations as tenant under this Lease. Additionally, a Permitted Transferee must be an on-going business with sufficient net worth and financial condition to reasonably satisfy Landlord and, in the event of such a sale of all or substantially all of Tenant’s assets to a Permitted Transferee, Tenant shall include an assignment and assumption of this Lease as part of the assets transferred thereunder. It is understood by the parties that this Section 8.7 has been incorporated into this Lease solely for the purpose of allowing Tenant the flexibility to perform only transfers expressly set forth in this Section 8.7, and not to circumvent any obligation of Tenant to obtain Landlord’s prior consent with respect to a transfer as

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described hereinabove in this Article VIII. To that end, the following shall be applicable to any assignment or sublease to a Permitted Transferee: (i) Landlord shall receive notice describing the structure of the transaction, the parties involved, and the financial information required herein, certified by an officer of Tenant and/or the Permitted Transferee at least fifteen (15) days in advance (unless Tenant is not permitted to make such disclosure pursuant to Applicable Law), and a copy of the executed transfer document (in form reasonably acceptable to Landlord consistent with the provisions hereof) within fifteen (15) days after the transfer occurs, (ii) Tenant shall remain liable for all of Tenant’s obligations under this Lease, (iii) the Permitted Transferee shall expressly assume all of Tenant’s obligations under this Lease in writing reasonably acceptable to Landlord, (iv) this provision shall not be deemed consent to any further sublease, assignment or other transfer; and (v) any Permitted Transfer shall be subject to the terms and provisions of Section 8.2(c), (e), (h), (k), (m) and (n).

Article IX - Default

Section 9.1 - Default. Each of the following shall be an “Event of Default” by Tenant:

(a)    Failure of Tenant to pay any Basic Rent or Additional Rent (including, without limitation, the Electrical Charge) within five (5) days after the same shall become due and payable, provided however, that if Tenant fails to pay any such amount when such payment is due two (2) times in any twelve (12) month period, Tenant’s subsequent failure to make any such payment when due shall, at Landlord’s option, be deemed an immediate Event of Default without any such five (5) day grace period or the opportunity for cure;

(b)    Any assignment made of the property of Tenant or any guarantor of Tenant’s obligations hereunder for the benefit of creditors;

(c)    The appointment of a receiver, trustee or assignee for Tenant or any guarantor with respect to all or substantially all of its assets;

(d)    The declaration of bankruptcy or insolvency by Tenant or any guarantor of Tenant’s obligations hereunder;

(e)    The commencement of any bankruptcy proceedings by or against Tenant or any guarantor of Tenant’s obligations hereunder, provided, however, the commencement of an involuntary proceeding against Tenant or any guarantor shall not be an Event of Default if dismissed within sixty (60) days following commencement;

(f)    The vacation or abandonment of the Premises by Tenant;

(g)    Failure by Tenant to maintain all required insurance coverage and provide evidence thereof to Landlord as and when required under Article VI above;

(h)    Tenant’s failure to timely vacate the Premises in the condition required by Article XII hereof upon the expiration of the Term without the written consent of Landlord;

(i)    Attachment, execution or other judicial seizure of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in the Lease;

(j)    Tenant’s failure to remove or abate any Hazardous Materials in accordance with its obligations as set forth in Section 3.4 hereof within ten (10) days after receipt of notice from Landlord regarding such removal or abatement obligation, provided that such cure period may be extended by Landlord if the removal or abatement reasonably requires more than ten (10) days to perform an

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adequate cure;

(k)    Intentionally deleted;

(l)    Neglect or failure by Tenant to perform or comply with any of the agreements, terms, covenants or conditions of this Lease, other than those referred to subsections (a) through (k) above, for a period of thirty (30) days (or such shorter period for completing a cure for such default as may be required by applicable Laws or by virtue of an emergency situation) after notice from Landlord to Tenant specifying the items in default, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and thereafter to diligently prosecute such remedy to completion with diligence and continuity (and in any event, within ninety (90) days after the notice described in this subparagraph (h)), provided that (x) in no event shall Tenant have such additional period of time that would (A) subject Landlord or any mortgagee to prosecution for a crime or any other fine or charge, (B) subject the Property, or any part thereof, to any lien or encumbrance which is not removed or bonded within the time period required under this Lease, or (C) result in a default under any mortgage and (y) such written notice for a similar default shall only be required twice in any twelve (12) month period, with any subsequent similar performance default constituting an automatic Event of Default without need for an additional written notice); or

(m)     If Tenant’s obligations under this Lease are guaranteed: (1) the death of a guarantor, (2) the termination of a guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty, (3) a guarantor’s refusal to honor the guaranty, or (4) a guarantor’s breach of its guaranty obligation on an anticipatory breach basis.

Section 9.2 - Landlord’s Remedies.

(a)    Upon the occurrence of an Event of Default by Tenant, Landlord may pursue any and all remedies available to it at law or in equity. Landlord may give Tenant a notice of intention to end the Term of this Lease at the expiration of three (3) business days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the Term and estate hereby granted (whether or not the Term shall theretofore have commenced) shall expire and terminate upon the expiration of said three (3) business days with the same effect as if that day were the date hereinbefore set for the expiration of the full Term of this Lease, but Tenant shall remain liable for damages as provided in this Lease or pursuant to Applicable Laws. If the term “Tenant”, as used in this Lease refers to more than one person, then as used in this Article IX, said Term shall be deemed to include all of such persons or any one of them. If any of the obligations of Tenant under this Lease is guaranteed, the term “Tenant” as used in said clauses, shall be deemed to include also the guarantor or, if there be more than one guarantor, all or any one of them; and, if this Lease shall have been assigned, the term “Tenant”, as used in said clauses, shall be deemed to include the assignee and the assignor or either of them under any such assignment.

(b)    If an Event of Default occurs and Landlord elects not to terminate this Lease, then (i) Landlord shall have the immediate right, pursuant to legal process, if any be applicable, to either pay any sums or do any act on behalf of Tenant, in order to cure a default by Tenant, and any sums expended by Landlord, together with interest thereon accruing at the Default Rate shall be immediately due and payable by Tenant to Landlord, or (ii) Landlord may, pursuant to legal process, if any be applicable, re-enter the Premises and Landlord may remove all persons and property from the Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of, Tenant without Landlord being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby.

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(c)    In addition, if an Event of Default occurs, then whether or not Landlord terminates this Lease, Landlord may elect to re-enter or take possession pursuant to legal proceedings or pursuant to any notice provided for by Applicable Laws. Upon Landlord’s election to re-enter or to take possession it may make such alterations and repairs as may be necessary in order to relet the Premises or any part thereof, for such term or terms (which may be for a term extending beyond the Term) and at such rentals and upon such other terms and conditions as Landlord in its commercially reasonable discretion may deem advisable and upon each such reletting all rentals received by Landlord from such reletting shall be applied first, to the payment of any indebtedness other than Basic Rent and Additional Rent due hereunder from Tenant to Landlord, second, to the payment of the cost of any such alterations and repairs, third, to the payment of Basic Rent and Additional Rent due and unpaid hereunder, and any amount remaining shall be held by Landlord and applied in payment of future Basic Rent and Additional Rent as the same may become due and payable hereunder. If such rentals received from such reletting during any month be less than the Basic Rent and Additional Rent to be paid during that month by Tenant hereunder, then Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Landlord may recover from Tenant, from time to time, all damages it may incur by reason of Tenant’s default, including the cost of recovering the Premises and reasonable attorneys’ fees (which may include reasonably allocated in-house counsel fees), all of which amount shall be immediately due and payable from Tenant to Landlord. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under such re-letting.

(d)    Additionally, at any time after such re-entry or possession or in lieu thereof, without any further notice or demand, whatsoever, Landlord may terminate this Lease and forthwith repossess the Premises by delivering notice accordingly; in which case Tenant must immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which Landlord may have for possession or arrearages in Rent, enter upon and take possession of the Premises, by forcible entry or detainer suit or otherwise, by force if necessary (except where prohibited by Applicable Laws), without demand or notice of any kind to Tenant, without being liable for prosecution for claims of damages therefor; in which case, Landlord will be entitled to recover from Tenant, on demand, the liquidated damages set out as follows. Landlord and Tenant agree that it is difficult to determine, with any degree of certainty, the loss Landlord will incur if the Lease is terminated as a result of an Event of Default; accordingly, Landlord and Tenant agree that the total sum of money determined in accordance with the following formula represents a reasonable estimate of such loss and is intended as a liquidated damages provision: (i) the cost of recovering the Premises; plus (ii) the unpaid Basic Rent and Additional Rent at the time of termination; plus (iii) the Basic Rent, if any, which was abated at the beginning of the Term; plus (iv) the amount equal to: (1) the total Rent which Landlord would have received under this Lease for the remainder of the Term (assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Taxes and Operating Costs would be the same as the payments required for the immediately preceding year) less (2) the then fair market value of the remaining un-expired portion of the Lease determined at the then Fair Market Rental Rate (as defined below) for the Premises, and the result of such calculation shall be discounted to the net present value (computed using the prime rate of the Citibank, NA in effect at the date of such termination); plus (v) all other reasonable expenses incurred by Landlord in connection with Tenant’s default, reletting the Premises and all other sums of money and damages due to Landlord. For the purposes of this Section 9.2, the term “Fair Market Rental Rate” shall take into consideration the rental rate for the Premises and comparable buildings, taking into account any concessions generally granted in the Northshore office submarket of the City of Pittsburgh, which are generally then prevailing in the market at the time of such determination and taking into consideration the likelihood and probable timing of the re-letting of the Premises.

(e)    IN ADDITION TO ANY AND ALL REMEDIES PROVIDED HEREUNDER OR BY

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LAW, FOR VALUE RECEIVED AND UPON ANY EVENT OF DEFAULT BY TENANT HEREUNDER, OR UPON TERMINATION OF THE TERM AND THE FAILURE OF TENANT TO DELIVER POSSESSION OF THE PREMISES TO LANDLORD, TENANT HEREBY EMPOWERS ANY ATTORNEY OF ANY COURT OF COMPETENT JURISDICTION TO APPEAR FOR TENANT AND, WITHOUT COMPLAINT FILED, EITHER IN ADDITION TO OR WITHOUT A JUDGMENT FOR THE SPECIFIC AMOUNT OF RENT OR ACCELERATED RENT DUE UNDER THIS LEASE, TO APPEAR FOR TENANT, AND FOR ANY OTHER PERSONS CLAIMING UNDER, BY OR THROUGH TENANT, AND CONFESS JUDGMENT, OR A SERIES OF JUDGMENTS, FORTHWITH AGAINST TENANT AND SUCH OTHER PERSONS AND IN FAVOR OF LANDLORD, ITS SUCCESSORS AND/OR ASSIGNS, IN AN AMICABLE ACTION OF EJECTMENT FOR THE PREMISES, AND FOR COSTS OF SUIT AND ATTORNEYS’ COMMISSION OF FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00) AND WITH RELEASE OF ALL ERRORS, AND WITHOUT STAY OF EXECUTION, AND THE ENTRY OF JUDGMENT UNDER THE FOREGOING WARRANT SHALL NOT EXHAUST THE WARRANT, BUT SUCCESSIVE JUDGMENTS MAY BE ENTERED THEREUNDER FROM TIME TO TIME AS OFTEN AS DEFAULTS OCCUR.

TENANT’S INITIALS: /s/DM /s/FS

Section 9.3 - Non-Waiver. Landlord’s failure to act upon breach of any of the covenants of this Lease by Tenant shall in no way constitute a waiver of the rights of Landlord, at any time in the future, to act upon such default; nor shall any such failure to act prevent Landlord from acting in the event of any other or further breach of Tenant’s covenants. No provision of this Lease shall be deemed to have been waived unless such waiver is in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the Basic Rent or Additional Rent then due shall be deemed other than on account of the earliest rent then unpaid, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided for in this Lease.

Section 9.4 - Waiver by Tenant. Tenant hereby waives any demand for Basic Rent and Additional Rent, re-entry for condition broken, or other formalities to which Tenant may be entitled after an Event of Default. Tenant hereby expressly waives any and all rights of redemption granted by or under present or future laws in the event of Tenant being evicted or dispossessed for any reasonable cause or in the event of Landlord obtaining possession of the Premises by reason of the violation by Tenant of any of the provisions of this Lease or otherwise under the terms of this Lease. The acceptance of Basic Rent and Additional Rent or failure to re-enter by Landlord after such default shall not be held to be a waiver of its right to terminate this Lease, and Landlord may re-enter and take possession thereof the same as if no rent had been accepted after such default. Tenant expressly waives any right of defense which it may have to claim a merger and neither the commencement of any action or proceeding nor the settlement thereof or entering of judgment therein shall bar Landlord from bringing subsequent actions or proceedings from time to time.

Section 9.5 - Self-Help. If Tenant fails, within seven (7) days after notice from Landlord, to proceed with due diligence to perform any of its obligations and covenants contained in this Lease, Landlord may, but shall not be required to, and in addition to any other rights of Landlord hereunder or at law or in equity, perform the same and the expenses thereof incurred by Landlord shall be collectable as Additional Rent after rendition of a bill or statement therefor, provided however, that nothing herein shall prevent Landlord from performing any of Tenant’s obligations and covenants prior to the expiration of such 7-day period if Landlord determines, in its commercially reasonable

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discretion, that failure to so perform would put the Unit or Landlord interest therein at risk.

Section 9.6 - Landlord’s Default. Landlord shall in no event be in default in the performance of any of its obligations in this Lease contained unless and until Landlord shall have failed to perform such obligation within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.

Section 9.7 - Provisions Not Exclusive. Any and all rights and remedies herein created for Landlord shall be cumulative, and the use of one remedy shall not be taken to exclude or waive the right to the use of another. The foregoing rights and remedies are not intended to be exclusive but as additional to all rights and remedies Landlord would otherwise have by Applicable Laws.

Section 9.8 - Attorneys’ Fees. Tenant shall pay Landlord for, and indemnify Landlord against, all reasonable legal costs and charges, including attorneys’ fees (which may include reasonably allocated in-house counsel fees), reasonably incurred by Landlord in any action under this Lease.

Article X - Subordination and Relationship of the Parties

Section 10.1 - Subordination. Tenant agrees that this Lease shall be and hereby is automatically subordinate to any present or future mortgage on the Unit or Land. Without limiting the foregoing, Tenant agrees, so long as Tenant’s rights under this Lease and its quiet and peaceable possession of the Premises are not disturbed, if so requested in writing by Landlord, to sign any documents required to evidence such waiver and surrender any and all right of prior lien which Tenant has, might have, or ought to have by virtue of this Lease over any mortgage or mortgages which now are or shall hereafter be placed upon the Premises, the Unit or Land or any part thereof and to deliver the same within twenty (20) days of such written request. In the event Tenant fails to deliver such document or statement within such twenty (20) day period, Tenant hereby appoints Landlord as its attorney-in-fact to execute any and all documents necessary to effect such waiver and surrender of rights or priority. Tenant agrees that such mortgage or mortgages shall take precedence over this Lease and shall be entitled to the same rights and benefits, both at law and in equity, as said mortgage or mortgages would have had if executed, delivered and recorded prior to the lien of this Lease. In the event that Tenant requests that Landlord obtain a Subordination, Non-Disturbance and Attornment Agreement from any mortgage holder, Tenant shall reimburse Landlord for all costs incurred in obtaining such Subordination, Non-Disturbance and Attornment Agreement, including, but not limited to, reasonable attorneys’ fees (which may include reasonably allocated in-house counsel fees) and processing charges required by any such mortgage holder.

Section 10.2 - Estoppel Certificate. Landlord and Tenant, as applicable, shall, from time to time upon written request by the requesting party, execute and deliver to the requesting party within twenty (20) days of such written request, a written declaration using the commercially reasonable form provided by the requesting party: (a) expressing the commencement and expiration dates thereof; (b) certifying that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writings as shall be stated); (c) that all conditions under this Lease to be performed by the requesting party have been satisfied, or stating those alleged to remain unsatisfied; (d) that there are no defenses or offsets against the enforcement of this Lease by the requesting party, or stating those claimed by the non-requesting party; (e) the amount of advance Rent, if any, paid by Tenant; (f) the date to which Rent has been paid; and (g) any other reasonably requested information regarding the Lease. Landlord, Landlord’s mortgage lenders and/or purchasers of the Property and their lender and Tenant shall be entitled to rely upon the applicable estoppel certificate. If the non-requesting party fails to deliver such a statement or declaration within such twenty (20) day period, then such failure shall be a default hereunder, and it shall be conclusively deemed that this Lease is in full force and effect and unmodified and that there

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are no uncured defaults in the non-requesting party’s performance hereunder.

Section 10.3 - No Joint Venture. Notwithstanding any obligation from one party to the other herein, the parties hereto state that they have not created and do not intend to create by this Lease a Joint Venture or Partnership relation between them; it being their sole purpose and intent to create only a Landlord-Tenant relationship.

Article XI - Security Deposit

Intentionally deleted.

Article XII - Termination and Surrender

Section 12.1 - Condition of Premises. Upon expiration or other termination of this Lease, Tenant shall:

(a)    Quit and surrender the Premises, broom cleaned and in good condition, reasonable wear and tear excepted.

(b)    Remove from the Premises its goods and effects and those of all persons claiming under Tenant, such goods and effects to include but not be limited to all movable partitions erected by it, appliances, shelving and all other equipment, stock and materials which Tenant may have installed in or brought upon the Premises, including removal of any data or communication wiring installed by Tenant. Tenant shall, at its own expense, repair all damage to the Premises by reason of removal as required by this section.

All repairs, alterations, other improvements or installations made to or upon the Premises which are so attached to the realty that the same will be, by law, deemed to be a part of the realty shall be the property of Landlord and remain upon and be surrendered with the Premises upon the termination of the Term. Notwithstanding the foregoing, all trade fixtures, lighting fixtures and signs, whether by law deemed to be a part of the realty or not, installed by Tenant or anyone claiming under Tenant at any time, shall remain the property of Tenant or such persons claiming under Tenant and may be removed by Tenant or such persons claiming under Tenant at any time or times during the Term.

Section 12.2 - Holding-Over. If Tenant remains on the Premises beyond the expiration or termination of this Lease or any renewal or extension thereof without the written consent of Landlord, such holding-over shall be deemed to create a tenancy at sufferance at a rate equal to one hundred fifty percent (150%) of the amount of Basic Rent and Additional Rent in effect on the date immediately preceding such expiration or earlier termination, and Landlord shall have, in addition, all of the rights and remedies reserved to it under this Lease. In the event that the tenancy at sufferance continues for more than thirty (30) days, then Tenant shall also pay over to Landlord and indemnify, defend and save Landlord harmless from and against all liabilities, suits, actions, damages, costs and expenses, penalties and claims arising out of Tenant’s holding over in the Premises including without limitation all third party claims against Landlord. Tenant’s indemnity, as stated above, shall survive the expiration or other termination of this Lease or the tenancy at sufferance as stated above.

Section 12.3 - Landlord and Tenant Act of 1951. TENANT EXPRESSLY WAIVES TO LANDLORD THE BENEFIT TO TENANT OF 68 P.S. SECTION 250.501, BEING SECTION 501 OF THAT ACT, APPROVED APRIL 6, 1951, ENTITLED “LANDLORD AND TENANT ACT OF 1951”, AS MAY BE AMENDED FROM TIME TO TIME, REQUIRING NOTICE TO QUIT UPON THE EXPIRATION OF THE TERM OF THIS LEASE OR AT THE EXPIRATION OF ANY EXTENSION OR RENEWAL THEREOF, OR UPON ANY EARLIER TERMINATION OF THIS LEASE, AS HEREIN PROVIDED. TENANT COVENANTS AND AGREES TO VACATE, REMOVE FROM AND

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DELIVER UP AND SURRENDER THE POSSESSION OF THE PREMISES TO LANDLORD UPON THE EXPIRATION OF THE TERM OR UPON THE EXPIRATION OF ANY EXTENSION OR RENEWAL THEREOF, OR UPON ANY EARLIER TERMINATION OF THIS LEASE, AS HEREIN PROVIDED, WITHOUT SUCH NOTICE, IN THE CONDITION AS REQUIRED ABOVE.

Article XIII - Miscellaneous Provisions

Section 13.1 - Broker. Landlord and Tenant hereby represent and agree that they have neither communicated nor dealt with any real estate broker or agent in connection with the Premises or the transaction contemplated herein except CBRE, Inc., as Landlord’s agent and Rise Commercial, as Tenant’s agent (collectively, “Broker”) and that no other broker or agent is entitled to any commission or any other remuneration on account of this transaction. Landlord agrees to pay the commission due Broker. Landlord and Tenant agree that if either has communicated or dealt with any real estate broker or agent, other than Broker, who makes a claim for commission in connection with this transaction, then the party so communicating or dealing shall indemnify and hold the other party harmless against any costs or expenses, including the cost of defense, resulting from any such claim. The indemnity, as set forth in this Section 13.1, shall survive the termination or expiration of this Lease.

Section 13.2 - Amendments. This Lease shall not be amended, modified, altered or changed in any respect whatsoever except by further agreement, in writing, duly executed by each of the parties hereto.

Section 13.3 - Successors. This Lease shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, successors, personal representatives and assigns.

Section 13.4 - Construction. The parties agree that this document shall not be construed more severely against one of the parties than the other.

Section 13.5 - Captions. The captions of this Lease are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Lease or of any provision hereof.

Section 13.6 - Notices. Any notice, demand, offer or other written instrument (“notice”) required or permitted to be given, made or sent under this Lease shall be in writing, signed by or on behalf of the party giving such notice and shall be hand delivered or sent by a recognized overnight delivery service providing proof of delivery (such as Federal Express or UPS), addressed as follows:

TO LANDLORD:	TO TENANT:
Faros ACA RE LLC	Castle Biosciences, Inc.
c/o Faros Property Management	3737 N. 7th Street, Suite 160
1 Allegheny Square	Phoenix, AZ 85014
Nova Tower One, Suite 300	Attn: Kristen Oelschlager, COO
Pittsburgh, PA 15212

With a copy to:
Faros Properties
Attn: General Counsel
14 Beacon Street, 7th Floor
Boston, MA 02108
ADDITIONALLY, Rent payments shall be sent to Landlord as follows:

Castle Biosciences - Unit 1 - Nova Place

Via Regular Mail or Hand Delivery:
Faros ACA RE LLC	Via Overnight Delivery
1 Allegheny Square	Faros ACA RE LLC
Nova Tower One, Suite 300	Lockbox# 781108
Attn: Accounting Department	Wells Fargo Bank
MAC Y1372-045
Pittsburgh, PA 15212	401 Market Street
Philadelphia, PA 19106
Via Wire Transfer:
To be provided upon request

Either party may change its address set forth in this Article by giving notice to the other party in accordance with this Article.

A notice shall be effective upon hand delivery or, if by overnight delivery the date of receipt or rejection evidenced on the courier’s records. Provided further however that rejection or refusal to accept or inability to deliver because of change of address (without proper notice of such change of notice address as required hereunder) shall be deemed receipt of the notice sent as of the first day of refusal or rejection or the first date of attempted delivery to the address specified herein in the case of a change of notice address without proper notice of such change of address as aforesaid.

Any notice given by an attorney on behalf of Landlord shall be considered as given by Landlord and shall be fully effective.

Section 13.7 - Counterparts and Electronic Signatures. This Lease may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same document, and when each of the parties hereto has executed one or more of such counterparts, this Lease shall be deemed fully executed and effective in accordance with its terms. Documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Lease and all matters related thereto, with such scanned and electronic signatures having the same legal effect as original signatures. This Lease, any other document necessary for the consummation of the transaction contemplated by this Lease may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on each party as if it were physically executed.

Section 13.8 - Partial Invalidity. The invalidity of one or more of the phrases, sentences, clauses, Sections or Articles contained in this Lease shall not affect the remaining portions so long as the material purposes of this Lease can be determined and effectuated. If any portion of this Lease may be interpreted in two or more ways, one of which would render the portion invalid or inconsistent with the rest of this Lease, it shall be interpreted to render such portion valid or consistent.

Section 13.9 - Limitation of Liability. Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the Landlord’s then equity interest in the Land and Unit and subject to the prior rights of any mortgagee of the property and subject to Landlord’s rights under a leasehold interest of the Land or part thereof, if any, for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Landlord, and no other assets of Landlord, or any of its members, managers or partners, shall be subject to levy, execution or other procedures for the satisfaction of Tenant’s

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remedies. It is specifically agreed that Landlord or its members, managers or partners shall never be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. Further, in no event shall Landlord or its members, managers or partners be liable to Tenant for any indirect, special or consequential damages suffered by Tenant from whatever cause or in connection with any act of Landlord, its members, managers, agents, employees, invitees, independent contractors or otherwise.

Section 13.10 - Joint and Several Liability. If this Lease is executed by more than one person or entity as Tenant, each of such persons and entities shall be jointly and severally liable for the performance of all of Tenant’s obligations set forth in this Lease.

Section 13.11 - Financial Statements. If Tenant’s financial statements are accessible on line through filings with the United States Securities and Exchange Commission, or any other governmental authority of which Tenant notifies Landlord and Landlord is readily able to access the website of the such governmental authority, Tenant shall not be required to provide the requested financial information. However, if during the Term of the Lease Tenant’s financial statements are not accessible to the public without charge via a website, then within ten (10) days after Landlord has made a written request, Tenant shall deliver to Landlord a complete financial statement certified by an independent certified public accounting firm or an authorized officer of Tenant. Tenant agrees to maintain accounting controls and books of account, in form adequate for auditing purposes.

Section 13.12 - Relocation. Intentionally deleted.

Section 13.13 - Governing Law. This Lease shall be governed by, construed and enforced in accordance with the substantive laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of law.

Section 13.14 - Waiver of Jury Trial. The parties hereby waive trial by jury in any action, proceeding or counterclaim brought by either party.

Section 13.15 - Notice of Lease. The Parties agree that they will not record this Lease or a Notice of Lease.

Section 13.16 - Number and Gender. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders, and vice versa, and any reference to the singular shall include the plural, and vice versa, unless the context otherwise requires.

Section 13.17 - Force Majeure. Except as otherwise specifically provided elsewhere in this Lease, in any case where either party hereto is required to do any act (other than Tenant’s obligations to pay Basic Rent and Additional Rent and to maintain insurance under this Lease and Tenant’s option to extend this Lease, if any), the time for such performance shall be extended by the period of delays caused by fire or other casualty, labor difficulties, strikes, labor disturbances, shortages of labor, materials or equipment, government regulations, governmental preemptions, federal, state or local governmental orders, quarantines or restrictions relating to the coronavirus/Covid-19 pandemic or any other epidemic, pandemic, quarantine order or governmental regulations related thereto or other causes beyond the reasonable control of such party, excluding in all cases financial inability to perform (“Force Majeure”).

Section 13.18 - Entire Agreement. All understandings and agreements heretofore had between the parties are merged in this Lease which alone fully and completely expresses their understanding.

Section 13.19 - Time of the Essence. Time shall be of the essence under this Lease.

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Section 13.20 - Guaranty of Lease. Intentionally deleted.

Section 13.21 - Sale of Unit by Landlord. In the event of any transfer of title to the Unit by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder which are to be performed or observed from and after the date of such transfer. Landlord shall provide Tenant with notice of the transfer, which shall confirm transfer of any security deposit held by Landlord under this Lease to the new owner.

Section 13.22 - When Lease Becomes Binding. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and this Lease expressly supersedes any proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof. Notwithstanding the Parties’ agreement that the Lease Term begins on the Commencement Date, the Parties understand and agree that this Lease is a binding obligation in full force and effect from and after the Effective Date (as defined below).

Section 13.23 - Authority for Execution. Each person executing this Lease on behalf of Landlord or Tenant, as applicable, hereby covenants and warrants that he or she was duly authorized to so execute this Lease and that this Lease is the valid and binding obligation of Landlord or Tenant, as applicable.

Section 13.24 - Tenant’s Understanding. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT TENANT UNDERSTANDS THE CONFESSIONS OF JUDGMENT AUTHORIZED IN SECTION 9.2(E) OF THIS LEASE; THAT THIS TRANSACTION IS COMMERCIAL AND NONRESIDENTIAL IN NATURE; AND THAT TENANT WAIVES ANY RIGHT TO A HEARING OR TRIAL IN COURT WHICH WOULD OTHERWISE BE REQUIRED BY LAW AS A PRIOR CONDITION TO LANDLORD’S OBTAINING THE JUDGMENTS AUTHORIZED IN SECTION 9.2(E) OF THIS LEASE.

Section 13.25 - Confidentiality. Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by Applicable Laws (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s partners, members, managers, agents, lenders, accountants, attorneys and potential assignees (provided such potential assignee has executed a confidentiality agreement) who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by Applicable Laws to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

Section 13.26 - Parking Validation. Tenant shall have the right to participate in any parking validation program established by the Executive Board of the Nova Place Condominium and Landlord from time to time regarding the Nova Place Garage. Any charges incurred under such parking validation program shall be deemed additional rent under this Lease and shall be paid to Landlord within thirty (30) days after submission of an invoice to Tenant for such charges.

Castle Biosciences - Unit 1 - Nova Place

Section 13.27 - Condominium. Landlord and Tenant acknowledge that the Premises are a part of Unit 3 of the Nova Place Condominium created by the Declaration of Condominium of the Nova Place Condominium dated July 27, 2017, with an effective date of July 31, 2017 and recorded on August 2, 2017 with the Department of Real Estate in Allegheny County, Pennsylvania in Deed Book Volume 16888, Page 128, and that this Lease is subject to the provisions of the Declaration of Condominium.

Section 13.28 - Early Termination Option. Provided that Tenant has not exercised its right of First Refusal (as set forth in Section 13.29 below) and Landlord has not provided Tenant with notice of an ongoing default of its obligations hereunder and such default remains uncured, Tenant shall have the one-time option to terminate this Lease (the “Early Termination Option”) effective at the expiration of the one hundred fourth (104th) month after the Rent Commencement Date (the “Early Termination Date”) provided that Tenant gives Landlord written notice of its election to exercise the Termination Option prior to the end of the ninety-second (92nd) month after the Commencement Date of the Term (the “Early Termination Option Exercise Period”). The date of Tenant’s notice of the election to exercise this option shall be the “Early Termination Option Exercise Date”. Tenant’s exercise of the Early Termination Option shall be irrevocable and expressly conditioned on each of the following items being properly and timely completed: (i) as of the Early Termination Option Exercise Date and the Early Termination Date, all Basic Rent and Additional Rent shall be current and shall be apportioned as of the Early Termination Date; and (ii) within thirty (30) days after Landlord’s receipt of Tenant’s timely and written exercise of the Early Termination Option, Tenant shall submit to Landlord a termination fee equal to 50% of the Basic Rent owed between the Early Termination Date and the Expiration Date, provided that such amount shall be revised in the event that the Lease is amended so that the Basic Rent is adjusted (the “Termination Payment”); and (iii) neither party shall have any rights, liabilities or obligations under this Lease for the period accruing after the Early Termination Date, except those which, by the provisions of this Lease, expressly survive the termination of the term of this Lease; and (iv) Tenant shall surrender the Premises in the condition required under this Lease. Provided that Tenant properly exercises its Early Termination Option and timely submits the Termination Payment, pursuant to the terms of this section, Landlord and Tenant shall promptly execute an amendment to this Lease to document the Early Termination Date. If Tenant fails to strictly comply with the terms and provisions of this sub-section, then this Lease shall remain in full force and effect.

Section 13.29 - Right of First Refusal.

(a)    Grant of Option. Subject to the terms of Section 13.29(e) below, in the event that all or any portion of the 10,000 rentable square feet of contiguous space on the Terrace Level (the “Offered Space”) is available for lease by Landlord, and if Landlord intends to enter into a lease (the “Proposed Lease”) for such Offered Space with a third party (a “Proposed Tenant”), Landlord shall offer to Tenant the right to lease the applicable portion of the Offered Space upon all the terms and conditions of the Proposed Lease. Notwithstanding the foregoing, in the event that Landlord intends to lease any portion of the Offered Space to an Affiliate of Landlord, Landlord shall follow the process set forth in this subsection 13.29 but the economic terms for the Proposed Lease shall be the lesser of: (i) the then-current terms of this Lease, or (ii) Fair Market Rent for the Offered Space, as defined and subject to the process set forth in Section 1.5 above.

(b)    Process. Such offer will be made by Landlord to Tenant in a written notice (the “Offer Notice”) which offer will designate the applicable portion of the Offered Space being offered and specify the terms for such Offered Space which will be the same as those set forth in the Proposed Lease. Tenant may accept the offer set forth in the Offer Notice by delivering to Landlord an unconditional acceptance (“Tenant’s Notice”) of such offer within five (5) business days after delivery by Landlord of the Offer Notice to Tenant. Time will be of the essence with respect to the giving of Tenant’s Notice. If Tenant does not accept (or fails to timely accept) an offer made by

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Landlord designated in the Offer Notice, Landlord shall be free to enter into a lease with a third party for the particular Offered Space, except as set forth in (c) below. In order to send the Offer Notice, Landlord does not need to have negotiated a complete lease with the Proposed Tenant but may merely have a fully negotiated, non-binding term sheet or letter of intent for the Proposed Lease, and Tenant must make its decision with respect to the Offered Space as long as it has received the Offer Notice containing a description of the material economic terms of such term sheet or letter of intent. Tenant must accept the entire space offered by Landlord in the Offer Notice if it desires to accept any of the space and may not exercise its right with respect to only a portion of such space identified in the Offer Notice.

(c)    Effect of Non-Acceptance. If Tenant does not accept the Offer Notice, Tenant will be deemed to have irrevocably waived all further rights with respect to the Offered Space included in the Offer Notice and Landlord shall be free to lease all or any portion of the Offered Space to the Proposed Tenant or any subsequent tenant pursuant to the terms set forth in the Offer Notice. Notwithstanding the foregoing, if Tenant declines to lease the space in the Offer Notice, and if Landlord has not leased such space by the date that is eighteen (18) months following the date of the applicable Offer Notice, and if after such date Landlord intends to enter into a Proposed Lease with a party other than the original Proposed Tenant upon terms materially different than those contained in the original Offer Notice (meaning terms less than ninety percent (90%) of the economic terms set forth in the original Offer Notice), Landlord shall again offer the Offered Space to Tenant in accordance with the terms of Subsection (b), above.

(d)    Election to Expand. If Tenant elects to lease the space set forth in the Offer Notice as provided above, then the parties shall promptly enter into an amendment of Lease to include such space as part of the Premises on the terms set forth in the Offer Notice (inclusive of any tenant improvement allowance, base year, rental rate, term length and other material terms) after Landlord’s receipt of Tenant’s Notice. The failure of the parties to execute such amendment within said time period shall not relieve the parties of their obligation to lease the identified space on the terms set forth in the Offer Notice.

(e)    The provisions of this Section 13.29 shall not be effective and Tenant shall not have the right to lease the space identified in the Offer Notice if (i) the original Tenant named herein has assigned this Lease (except for a Permitted Transfer allowed pursuant to the terms of Section 8.7 above); or (ii) Tenant is then in default in the performance of its obligations under this Lease, beyond the expiration of all applicable notice and cure periods; or (iii) Tenant has been in default in the performance of its obligations under this Lease, and Landlord has given Tenant notice of such default within the preceding twenty-four (24) months; or (iv) any portion of the Premises has then been sublet and the sublease remains in effect; or (v) there has been a material negative change in Tenant’s financial condition, as determined by Landlord in its reasonable discretion; or (vi) it is during the last forty-eight (48) months of the Term; or (vii) another tenant of the Nova Place.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

Castle Biosciences - Unit 1 - Nova Place

This Lease shall be deemed effective as of the date of the last party to sign below (the “Effective Date”).

	TENANT:		LANDLORD:
	CASTLE BIOSCIENCES, INC.,		FAROS ACA RE LLC,
	a Delaware corporation		a Delaware limited liability company

By:	/s/Derek Maetzold	By:	/s/Alexander Leventhal
Name:	Derek Maetzold	Name:	Alexander Leventhal
Title:	President and CEO	Title:	Manager
Date:	March 2, 2026	Date:	March 19, 2026

By:	/s/Franklin Stokes
Name:	Franklin Stokes
Title:	CFO
Date:	March 2, 2026

Castle Biosciences - Unit 1 - Nova Place

EXHIBIT A - DIAGRAM OF PREMISES

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EXHIBIT B - RULES AND REGULATIO

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EXHIBIT C - LANDLORD’S WORK

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SCHEDULE C-1 - PLAN FOR LANDLORD’S WORK

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SCHEDULE C-2 - LANDLORD’S WORK LETTER

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EXHIBIT D - CONSTRUCTION INSURANCE REQUIREMENTS

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EXHIBIT E - LANDLORD SERVICES

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EXHIBIT F - CONFIRMATION OF LEASE PROVISIONS

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